UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

GRIFFON CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Eastern Standard Time, on January 28, 2021

Place:	Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036

Items of Business:	1. Election of five directors for a term of three years

2. To conduct an advisory vote on executive compensation

3. Ratification of the selection by our Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2021

4. Any other matters that properly come before the meeting

Who may Vote:	You can vote if you were a stockholder at the close of business on December 8, 2020, the record date

Materials to Review:

This booklet contains our Notice of Annual Meeting and Proxy Statement. You may access this booklet, as well as our 2020 Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, at the following website: http://www.astproxyportal.com/ast/03170

About Proxy Voting:

Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. Most stockholders are unable to attend the Annual Meeting. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. You can vote your shares by completing and returning your proxy card. Proxy cards that are signed and returned but do not include voting instructions will be voted by the proxies as recommended by the Board of Directors. Most stockholders can also vote shares by following the Internet or telephone voting instructions provided on the proxy card. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions included in this Proxy Statement and on the proxy card.

Important Note Regarding COVID-19:

We intend to hold the Annual Meeting in person. However, we are actively monitoring COVID-19 as part of our effort to maintain a healthy and safe environment at the Annual Meeting. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting in a timely manner, which may include holding the Annual Meeting solely by means of remote communication. If we take this step, details on how to participate will be issued by press release, posted on our website, and filed with the Securities and Exchange Commission as additional proxy material. In any event, we strongly encourage you to vote by proxy as described in the Proxy Statement so that your vote can be counted. We also encourage you to review guidance from public health authorities if you plan to attend the Annual Meeting in person. Finally, please note that, for those who choose to attend in person, certain COVID-19 protocols will be in place, and anyone desiring to attend the meeting will be required to comply with such protocols.

This Proxy Statement is dated December 16, 2020
and is being mailed with the form of proxy on or shortly after December 16, 2020.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with rules of the Securities and Exchange Commission, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Because we are using the Internet, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Thursday, January 28, 2021 at 10:00 a.m. at 1095 Avenue of the Americas, New York, NY 10036. The Company’s Proxy Statement, 2020 Annual Report on Form 10-K and Annual Report to Stockholders will be available online at http://www.astproxyportal.com/ast/03170.

By Order of the Board of Directors

Seth L. Kaplan
Senior Vice President, General Counsel
and Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

ABOUT THE MEETING

Why did I receive these proxy materials?

Beginning on or shortly after December 16, 2020, this Proxy Statement is being mailed to stockholders who were stockholders as of the December 8, 2020 record date, as part of the Board of Directors’ solicitation of proxies for Griffon’s Annual Meeting and any postponements or adjournments thereof. This Proxy Statement and Griffon’s 2020 Annual Report to Stockholders and Annual Report on Form 10-K (which have been made available to stockholders eligible to vote at the Annual Meeting) contain information that the Board of Directors believes offers an informed view of Griffon Corporation (referred to as “Griffon,” the “Company,” “we” or “us”) and meets the regulations of the Securities and Exchange Commission (the “SEC”) for proxy solicitations. Our management prepared this Proxy Statement for the Board of Directors.

What is the Notice of Internet Availability of Proxy Materials that I received in the mail instead of a full set of proxy materials?

As in past years, we are pleased to be using the SEC rule that allows companies to furnish their proxy materials over the Internet, instead of mailing printed copies of those materials to all stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. These stockholders will instead receive a “Notice of Internet Availability of Proxy Materials” with instructions for accessing our proxy materials, including our Proxy Statement and 2020 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how stockholders can obtain a paper copy of our proxy materials if they so choose. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election. Stockholders who have elected to receive the proxy materials electronically will be receiving an email on or about December 16, 2020 with information on how to access stockholder information and instructions for voting.

What is being considered at the meeting?

You will be voting on the following matters:

1.	The election of five directors for a term of three years

2.	An advisory vote on executive compensation

3.	The ratification of the selection by our Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2021

We do not expect you to vote on any other matters at the meeting.

Who is entitled to vote at the meeting?

You are entitled to vote at the Annual Meeting if you owned stock as of the close of business on December 8, 2020. Each share of stock is entitled to one vote.

How do I vote?

Voting by Proxy

For stockholders whose shares are registered in their own names, as an alternative to voting in person at the Annual Meeting, you may vote by proxy via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card; alternatively such stockholders who receive a paper proxy card may vote by mail by signing and returning the mailed proxy card in the prepaid and addressed envelope that is enclosed with the proxy materials. In each case, your shares will be voted at the Annual Meeting in the manner you direct.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may also submit your voting instructions over the Internet or by telephone by following the instructions provided by your record holder in the Notice of Internet Availability of Proxy Materials. If you received printed copies of the proxy materials, you can submit voting instructions by telephone or mail by following the instructions provided by your record holder on the enclosed voting instructions card. Those who elect to vote by mail should complete and return the voting instructions card in the prepaid and addressed envelope provided.

Voting at the Meeting

If your shares are registered in your own name, you have the right to vote in person at the Annual Meeting by using the ballot provided at the Annual Meeting, or if you requested and received printed copies of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the Annual Meeting, you must obtain a “legal proxy” from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy or voting instructions in advance of the meeting will not affect your right to vote in person should you decide to attend the Annual Meeting.

Can I change my mind after I return my proxy?

Yes, you may change your mind at any time before the vote is taken at the meeting. You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Griffon’s Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

What if I return my proxy card but do not include voting instructions?

Proxies that are signed and returned, but do not include voting instructions will be voted FOR the election of the nominee directors, FOR the approval, on an advisory basis, of the compensation of Griffon’s named executive officers as presented in this Proxy Statement and FOR the ratification of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2021, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

What does it mean if I receive more than one notice or proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, LLC (“AST”) and its telephone number is 718-921-8300.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and our 2020 Annual Report, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees, and conserves natural resources. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and our 2020 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement or our 2020 Annual Report, stockholders may write or call our transfer agent at the following address and telephone number:

American Stock Transfer and Trust Company
Proxy Fulfillment Services
6201 15th Avenue, Brooklyn, NY 11219
888-776-9962

Stockholders who are the beneficial owner, but not the record holder, of shares of Griffon Stock may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters, including the ratification of accountants. At our meeting, these shares will be counted as voted by the brokerage firm with respect to the ratification of accountants.

Brokers are prohibited from exercising discretionary authority on non-routine matters. Proposals one and two are considered non-routine matters, and therefore brokers cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases in which you abstain from voting on a matter when present at the meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present.

How are shares in the Griffon Corporation Employee Stock Ownership Plan Voted?

If you are a participant in the Griffon Corporation Employee Stock Ownership Plan (“ESOP”), you may vote the shares you own through the ESOP via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. Shares owned by ESOP participants may NOT be voted in person at the Annual Meeting.

AST will tabulate the votes of participants in the ESOP. The results of the votes received from the ESOP participants will serve as voting instructions to Wells Fargo Bank, N.A., the trustee of the ESOP. The trustee will vote the shares as instructed by the ESOP participants. If a participant does not provide voting instructions, the trustee will vote the shares allocated to the participant’s ESOP account in the same manner and proportions as those votes cast by other participants submitting timely voting instructions. The trustee will also vote the unallocated shares in the ESOP in the same manner and proportions as those votes cast by participants submitting timely voting instructions. AST will keep how you vote your shares confidential.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person, if you properly submit your proxy or if your shares are registered in the name of a bank or brokerage firm and you do not provide voting instructions and such bank or broker casts a vote on the ratification of accountants. In order for us to conduct our meeting, the holders of a majority of our outstanding shares of common stock as of December 8, 2020 must be present at the meeting. This is referred to as a quorum. On December 8, 2020, there were 56,225,426 shares of common stock outstanding and entitled to vote.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast. Shares not voted on the election of directors will have no effect on the vote for election of directors.

What vote is required to approve the advisory vote on executive compensation?

Approval of the advisory vote on executive compensation requires the favorable vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

What vote is required to ratify the selection by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the item will be required for approval. A vote to abstain will be counted as a vote against this proposal.

PROPOSAL 1—ELECTION OF DIRECTORS

Our certificate of incorporation provides for a Board of Directors consisting of not less than twelve nor more than fourteen directors, divided into three classes as nearly equal in number as possible, with no class containing less than four directors, whose terms of office expire in successive years. Our Board of Directors now consists of fourteen directors as set forth below.

Class II (To Serve Until the Annual Meeting of Stockholders in 2021)	Class III (To Serve Until the Annual Meeting of Stockholders in 2022)	Class I (To Serve Until the Annual Meeting of Stockholders in 2023)
Henry A. Alpert(1)(2)	Louis J. Grabowsky(4)	Thomas J. Brosig(3)(4)
Jerome L. Coben(3)	Robert F. Mehmel	Rear Admiral Robert G.
Ronald J. Kramer(2)	Cheryl L. Turnbull(1)	Harrison (USN Ret.)(1)
General Victor Eugene	William H. Waldorf(4)	Lacy M. Johnson(3)
Renuart (USAF Ret.)(2)		James W. Sight(2)
Kevin F. Sullivan(2)(4)		Samanta Hegedus Stewart(3)

(1)	Member of Compensation Committee.

(2)	Member of Finance Committee.

(3)	Member of Nominating and Corporate Governance Committee.

(4)	Member of Audit Committee.

Henry A. Alpert, Jerome L. Coben, Ronald J. Kramer, General Victor Eugene Renuart and Kevin F. Sullivan are nominated for election at this Annual Meeting of stockholders, as directors in Class II, to hold office until the annual meeting of stockholders in 2024, or until their successors are chosen and qualified. Each nominee is currently a director on our Board.

Unless you indicate otherwise, shares represented by executed proxies will be voted for the election as directors of each nominee unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe that any of the nominees for election at this Annual Meeting of stockholders will be unavailable or, if elected, will decline to serve. Mr. Coben, who joined our Board in July 2020, was recommended for consideration by our Nominating and Corporate Governance Committee by Mr. Kramer, our Chairman and Chief Executive Officer.

Board Composition

We believe that each of our directors should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s supervision and oversight of the business and affairs of Griffon. We consider the following when selecting candidates for recommendation to our Board: character and business judgment; broad business knowledge; leadership, financial and industry-specific experience and expertise; technology and education experience; professional relationships; diversity; personal and professional integrity; time availability in light of other commitments; dedication; and such other factors that we consider appropriate, from time to time, in the context of the needs or stated requirements of the Board. The directors’ experiences, qualifications and skills that the Board considered in their nomination are included in their individual biographies.

Nominee Biographies (ages as of January 1, 2021)

Mr. Henry A. Alpert (age 73) has been a director since 1995. Mr. Alpert has been President of Spartan Petroleum Corp., a real estate investment firm and a distributor of petroleum products, for more than the past five years. Mr. Alpert is also a director of Boyar Value Fund, a mutual fund (NASDAQ:BOYAX). Mr. Alpert brings to the Board an understanding of the perspectives of public mutual fund stockholders, and experience in operations.

Jerome L. Coben (age 76) has been a director since July 2020. For almost four decades, Mr. Coben was a corporate lawyer focusing on mergers and acquisitions, securities and finance matters and other business transactions. Mr. Coben co-founded the Los Angeles office of Skadden, Arps, Slate, Meagher and Flom LLP in 1983 and remained a partner at Skadden until his retirement from the practice of law in 2008, having served on various national firm management committees. From 2009 to 2011, Mr. Coben was a partner at the Zeughauser Group, a firm that provides management consulting services to law firms. Mr. Coben has served as a director of both public and private corporations and has occupied leadership roles with a variety of non-profit and community organizations, and continues to serve in some of such roles today. Through his representation of countless public and private companies in connection with a wide variety of corporate and governance matters and business transactions, Mr. Coben brings to the Board a wealth of experience in advising public and private companies regarding corporate legal matters.

Mr. Ronald J. Kramer (age 62) has been our Chief Executive Officer since April 2008, a director since 1993 and Chairman of the Board since January 2018. Mr. Kramer was Vice Chairman of the Board from 2003 until January 2018. From 2002 through March 2008, he was President and a director of Wynn Resorts, Ltd. (NASDAQ:WYNN), a developer, owner and operator of destination casino resorts. From 1999 to 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and its predecessor Wasserstein Perella & Co. He is currently a member of the board of directors of each of Business Development Corporation of America and Franklin BSP Capital Corporation. Mr. Kramer has been a senior executive officer of a number of corporations, and brings to the Board extensive experience in all aspects of finance and business transactions.

General Victor Eugene Renuart (USAF Ret.) (age 71) has been a director since January 2014. He was an officer in the United States Air Force for over thirty-nine years prior to his retirement in 2010. General Renuart’s military service culminated with his service as Commander, North American Aerospace Defense Command and United States Northern Command from 2007-2010. During his tenure in the U.S. Air Force, General Renuart served as Senior Military Assistant to the Secretary of Defense for Secretaries Donald Rumsfeld and Robert Gates; Director of Strategic Plans and Policy, The Joint Staff; Vice Commander, Pacific Air Forces; and Director of Operations, United States Central Command. From 2010 to 2012, General Renuart served as Vice President, National Security and Senior Military Advisor to the CEO for BAE Systems, Inc. Since 2012, General Renuart has been President of The Renuart Group, LLC, a defense, homeland security, energy, and leadership consulting firm. General Renuart is also Chairman of the Indiana Innovation Institute, a non-profit, applied research organization supporting the Department of Defense and major research universities in Indiana, and serves on the boards of various private companies in the defense industry. As the former Chief Executive and Operating Officer for large military organizations with responsibility for an annual multi-billion dollar budget, General Renuart brings to the Board experience in the management and fiscal oversight of large organizations. His experience as a senior military officer also provides him with experience and insight regarding government policy and procurement.

Mr. Kevin F. Sullivan (age 67) has been a Director since 2013. Mr. Sullivan is a Managing Director at MidOcean Credit Partners, a private investment firm that specializes in U.S. hedge fund investments. Prior to joining MidOcean in 2013, Mr. Sullivan was a Managing Director with Deutsche Bank, and a predecessor bank, Bankers Trust, from 1980 until November 2012. Mr. Sullivan held positions of increasing responsibility over his 32 years at Deutsche Bank and Bankers Trust, including Global Head for Loan Sales, Trading and Capital Markets; Head of Leveraged Finance—Asia; and last serving as Group Head for Asset Based Lending. He was also a member of the Capital Commitments Committee from 2002 to 2012 and a member of the Equity Investments Committee from 2008 to 2012. Mr. Sullivan serves on the Board of Directors of Studio City International Holdings Limited (NYSE:MSC). Mr. Sullivan’s decades of experience in finance, banking and capital markets allow him to assist the Board in evaluating all aspects of potential financing and capital markets transactions.

Standing Director Biographies (ages as of January 1, 2021)

Mr. Thomas J. Brosig (age 71) has been a director since 2015. Mr. Brosig served as President of Nikki Beach, a global multi-faceted luxury lifestyle and hospitality brand, from January 2017 until his retirement in June 2020. From November 2015 to December 2016, Mr. Brosig provided financial and operational consulting services to Nikki Beach. From 2012 to October 2015, Mr. Brosig served as a strategic business consultant, providing financial and operational consulting services to a variety of companies primarily in the gaming and hospitality industries. Mr. Brosig was Chief Executive Officer of MVB Holdings LLC, owner of a resort and gaming property located in Biloxi, Mississippi, from December 2011 until August 2012, and President from August 2012 to November 2012. Prior to joining MVB Holdings, Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice President of Park Place Entertainment Corporation, one of the largest owners and operators of casinos in the world. Prior to that time, he served a predecessor company, Grand Casinos, Inc., in a variety of executive roles from January 1990 to January 1999. Mr. Brosig serves on the Board of Directors of G-III Apparel Group, LTD. (NASDAQ:GIII). Mr. Brosig’s extensive experience as a corporate executive and as a business consultant allows him to assist the Board in all aspects of corporate management and operational matters.

Mr. Louis J. Grabowsky (age 69) has been a Director since 2015. He is a founder and principal of Juniper Capital Management, a financial sponsor that provides capital to high growth potential but under-resourced U.S. entrepreneurial companies. Prior to founding Juniper Capital, Mr. Grabowsky was a partner at Grant Thornton LLP from 2002 to 2014, serving as Chief Operating Officer from 2009 to 2013 and Senior Advisor, Operations from 2013 until his retirement in July 2014. Mr. Grabowsky currently serves on the boards of various portfolio companies in which Juniper Capital is an investor. Mr. Grabowsky brings to the Board and the Audit Committee an in-depth understanding of the financial reporting, auditing and accounting issues that come before the Board and the Audit Committee.

Rear Admiral Robert G. Harrison (USN Ret.) (age 84) has been a director since February 2004. He was an officer in the United States Navy for more than thirty-five years prior to his retirement in 1994. Since retirement, Rear Admiral Harrison has been a consultant for various defense systems companies in the areas of acquisition, support and program management. Rear Admiral Harrison was a director for Indra Systems, a company engaged in the manufacture and support of training and simulation systems and automatic test equipment, from 2004 to July 2015. By virtue of his services as a senior officer in the U.S. Navy and his service as a director of and consultant to other companies, Rear Admiral Harrison brings to the Board extensive experience in the management of large organizations and the approaches and perspectives involved in military procurement.

Mr. Lacy M. Johnson (age 68) has been a director since November 2019. Mr. Johnson is a partner with the law firm of Ice Miller LLP, where he has practiced since January 1993. His primary practice areas focus on public affairs services and he serves as co-chair of the firm’s Public Affairs and Gaming Group. Before joining Ice Miller, Mr. Johnson served as Attorney, Government Relations Services, Sagamore-Bainbridge, Inc., Director of Security for the Indiana State Lottery, liaison with the Indiana General Assembly, and Lt. Colonel and deputy superintendent for Support Services for the Indiana State Police. He is a Democratic National Committeeman and former Lt. Commander of the United States Naval Intelligence Reserves. Mr. Johnson serves on the Board of Directors of Kemper Corporation (NYSE:KMPR). As a practicing attorney for over twenty years, Mr. Johnson brings to the Board broad experience and insight in various aspects of business law; in addition, Mr. Johnson’s background in public affairs and government relations brings a unique perspective to the Board.

Mr. Robert F. Mehmel (age 58) has been our President and Chief Operating Officer since December 2012 and a director since May 2018. From August 2008 to October 2012, he was President and Chief Operating Officer of DRS Technologies (“DRS”), a supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. From May 2006 to August 2008, Mr. Mehmel was Executive Vice President and Chief Operating Officer of DRS and from January 2001 to May 2006, he was Executive Vice President, Business Operations and Strategy, of DRS. Prior to joining DRS, Mr. Mehmel held a number of executive and management roles of increasing responsibility in the defense electronics industry. Mr. Mehmel brings to the Board extensive experience in the defense industry, as well as with respect to mergers and acquisitions and all aspects of corporate operations and management.

Mr. James W. Sight (age 65) has been a Director since July 2019. He is currently on the Board of Fiduciary Benchmarks Insights, LLC, an independent, private company that provides consulting services to the retirement plan industry. Mr. Sight has been a private investor for over twenty five years, serving on the boards of numerous public companies, including most recently Photomedex, Inc. (formerly NASDAW: PHMD) from 2010 through 2015. Mr. Sight has over two decades of experience in corporate restructurings and financings, having advised both public companies and creditors in these areas serving as a board member, consultant and on creditors’ committees. From 2007 through 2012, Mr. Sight was a significant shareholder of Feldman Mall Properties, Inc., a real estate investment trust (formerly NYSE: FLMP), and served in the office of the REIT’s President; and from 1998 to 2006, he served as a consultant to LSB Industries (NYSE: LXU). Mr. Sight brings to the Board substantial experience regarding financing matters, as well as the perspective of a long-term investor.

Ms. Samanta Hegedus Stewart (age 45) has been a Director since September 2018. She has been Senior Vice President and Head of Investor Relations at Endeavor, a global leader in sports, entertainment and fashion with a portfolio of companies including WME, IMG and UFC, since February 2019. Endeavor is comprised of industry leaders including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. From 2013 to 2018, she was Head of Investor Relations for Manchester United, an English Premier League football team; Director of Investor Relations at Snap Inc. (NYSE:SNAP), leading the investor relations efforts behind its initial public offering; and Chief Investment Officer of Soho House, a global private membership club and lifestyle brand that features hotels, food and beverage venues, gyms and retail outlets. Prior to such time, Ms. Stewart was Vice President of Investor Relations for Wynn Resorts, Ltd. (NASDAQ:WYNN), a developer, owner and operator of destination casino resorts, for ten years. Ms. Stewart began her career in investment banking at Morgan Stanley. Ms. Stewart brings to the Board important perspectives regarding potential investments and acquisitions, as well as regarding investor relations and media and public relations.

Ms. Cheryl L. Turnbull (age 60) has been a director since May 2018. She is the Senior Director of the Keenan Center for Entrepreneurship at The Ohio State University. Ms. Turnbull has been with Ohio State in a number of different capacities since 2013. From 2009 to 2012, Ms. Turnbull was a founding partner at Capital Transactions, LLC, a corporate advisory firm that partners with senior management teams and corporate boards at privately held companies to consult regarding business strategy, operating and financial plans and funding. Prior to 2012, Ms. Turnbull served in a variety of private equity, venture capital and other investment management roles, and served as a managing director at a merchant bank. Ms. Turnbull currently serves on the boards of directors of a number of non-profit and community organizations. Her extensive experience in working with corporate management teams and boards allows her to assist the Board in a wide array of operational and financial matters.

Mr. William H. Waldorf (age 82) has been a director since 1963. He has been President of Landmark Capital, LLC, an investment firm, for more than the past five years. Mr. Waldorf’s extensive financial and investment experience as an active entrepreneur and President of an investment company for over thirty years brings to the Board the analytical framework of a long-term investor.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

CORPORATE GOVERNANCE

Highlights

We strive to ensure that our corporate governance reflects best practices tailored, as necessary, to our culture, goals and strategy.

Director Independence

The Board of Directors has determined that each of Messrs. Alpert, Brosig, Coben, Grabowsky, Harrison, Johnson, Renuart, Sight, Sullivan and Waldorf, and Ms. Stewart and Ms. Turnbull, are independent under New York Stock Exchange Rule 303A. The Board of Directors affirmatively determined that no director (other than Ronald J. Kramer and Robert F. Mehmel) has a material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

In making this determination, the Board considered all relevant facts and circumstances. With respect to Mr. Grabowsky, the Board considered that Mr. Grabowsky was a partner and member of the senior management of Grant Thornton LLP until his retirement from Grant Thornton LLP in August 2014. In determining that this former relationship does not constitute a “material relationship” that would impede the exercise of independent judgment by Mr. Grabowsky, the Board considered, among other things, that Mr. Grabowsky never personally performed any work on the audits of Griffon’s financial statements, and that Mr. Grabowsky has no financial relationship with Grant Thornton LLP and no ability to influence Grant Thornton LLP’s operations or policies.

We currently have the following standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Other than the Finance Committee, all of the standing committees of the Board of Directors are composed entirely of independent directors.

Committee Membership, Meetings and Attendance

During the fiscal year ended September 30, 2020, there were:

•	5 meetings of the Board of Directors;

•	6 meetings of the Audit Committee;

•	8 meetings of the Compensation Committee;

•	5 meetings of the Nominating and Corporate Governance Committee; and

•	2 meeting of the Finance Committee.

Each of our directors attended or participated in at least 75% of the meetings of the Board of Directors, and of the respective committees of which he or she is a member, held during the period such director was a director during the fiscal year ended September 30, 2020.

We encourage all of our directors to attend our annual meetings of stockholders. All of our directors attended last year’s annual meeting of stockholders.

Board Committees

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee is involved in discussions with management and our independent registered public accounting firm with respect to financial reporting and our internal accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace our independent registered public accounting firm. The Audit Committee must pre-approve all audit engagement fees and terms and all non-audit engagements with the independent registered public accounting firm. The Audit Committee is responsible for monitoring compliance with our Code of Business Conduct and Ethics. The Audit Committee consults with management but does not delegate these responsibilities. A copy of the Audit Committee charter can be found on our website at www.griffon.com.

The Board has determined that Louis J. Grabowsky, who became a member of the Audit Committee in November 2015, qualifies as an “Audit Committee Financial Expert,” as defined by SEC rules, based on his education, experience and background.

Our Compensation Committee has overall responsibility for determining and approving the compensation of our Chief Executive Officer and reviewing and approving the annual base salaries and annual incentive opportunities paid to our executive officers, as well as to the Presidents of each of our business units. Our Compensation Committee awards restricted stock and other equity-based awards to officers and employees. The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. The Compensation Committee considers recommendations from our executive officers with respect to executive compensation matters. The Company utilizes the services of an independent consultant to perform analyses and to make recommendations relative to executive compensation matters. These analyses and recommendations are conveyed to the Compensation Committee, and the Compensation Committee takes such information into consideration in making its compensation decisions. A copy of the Compensation Committee charter can be found on our website at www.griffon.com.

The Finance Committee is responsible for reviewing proposed transactions that will materially impact the Company’s capital structure, as well as any materials changes to the Company’s capital structure, after which it shall make a non-binding recommendation to the full Board of Directors. This includes any offerings or sales of debt or equity securities of the Company, and material credit agreements or other material financing arrangements. A copy of the Finance Committee Charter can be found on our website at www.griffon.com.

The Nominating and Corporate Governance Committee is responsible for (1) reviewing suggestions of candidates for director made by directors and others; (2) identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of stockholders; (3) recommending to the Board director nominees for each committee of the Board; (4) recommending to the Board the corporate governance principles applicable to the Company; and (5) overseeing the annual evaluation of the Board and management. There is no difference in the manner in which a nominee is evaluated based on whether the nominee is recommended by a stockholder or otherwise. The Nominating and Corporate Governance Committee has nominated the directors to be elected at this meeting. A copy of the Nominating and Corporate Governance Committee charter can be found on our website at www.griffon.com.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to consideration of diversity in identifying director nominees. Our corporate governance guidelines specify that our Board should be of a sufficient size to provide for sufficient diversity among non-employee directors. The Nominating and Corporate Governance Committee may consider diversity, which could include diversity with respect to experience, skill set, age, areas of expertise and professional background, as well as race, gender and national origins, along with many other criteria, in selecting director nominees.

Risk Oversight

Management is responsible for the day-to-day management of risks for Griffon and its subsidiaries, while our Board of Directors, as a whole and through its committees, is responsible for the oversight of risk management. The Board sets our overall risk management strategy and our risk appetite and ensures the implementation of our risk management framework. Specific board committees are responsible for overseeing specific types of risk. Our Audit Committee periodically discusses risks as they relate to its review of the Company’s financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements including the Sarbanes-Oxley Act, performance of the internal audit function, and review of related party transactions, among other responsibilities set forth in the Audit Committee’s charter. The Audit Committee also periodically reviews our currency exchange and hedging policies, tax exposures and our internal processes to ensure compliance with applicable laws and regulations. Our Audit Committee oversees the response of management to reports regarding suspected violations of our Code of Conduct. The Audit Committee meets regularly in executive sessions with our director of internal audit and our independent registered public accounting firm, without management present, to discuss if there are areas of concern of which the Committee or the Board should be aware. The Board, and at certain times, the Finance Committee, monitors risks related to financing matters such as acquisitions and dispositions, our capital structure, credit facilities, equity and debt issuances, and liquidity. Our Compensation Committee establishes our compensation policies and programs in such a manner that our executives are not incentivized to take on an inappropriate level of risk. Each of our board committees delivers periodic reports to the Board, in order to keep the Board informed about what transpires at committee meetings. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over such risk, even if the risk was initially overseen by a committee.

Board Leadership Structure; Executive Sessions

Consistent with past practices, our Board of Directors has adopted a leadership structure composed of a lead independent director and a Chair who is not an independent director. Our Chief Executive Officer serves as Chairman of the Board; our lead independent director is selected by all independent directors on our Board and plays an active oversight role. As noted earlier, other than Messrs. Kramer and Mehmel, each of our other twelve directors is independent. Our lead independent director, Mr. Kevin F. Sullivan, has served in this role since November 2015. We believe that a lead independent director helps ensure independent oversight over the Company. The lead independent director’s duties and responsibilities include, among others:

•	Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors

•	Serving as a liaison between the Chairman and the independent directors

•	Together with the Chairman, establishing the agenda for meetings of the Board

•	Overseeing the flow of information to the Board, and coordinating with the independent directors to ensure that they have access to information they request from time to time

•	Overseeing the board and committee annual self-evaluation process

•	Collaboration with the Nominating and Corporate Governance Committee in monitoring the composition and structure of the Board

Interested Party Communications

Mail from stockholders and other interested parties can be addressed to Directors in care of the Office of the Secretary, Griffon Corporation, 712 Fifth Avenue, New York, New York 10019. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to “Outside Directors,” “Independent Directors,” “Non-Employee Directors” or “Non-Management Directors” will be forwarded or delivered to each such director. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

Guidelines for Business Conduct and Governance Guidelines

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all employees in performing their duties. The Code of Business Conduct and Ethics sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Business Conduct and Ethics may be found on our website at www.griffon.com.

Our Board of Directors has also adopted Corporate Governance Guidelines, as required by the New York Stock Exchange rules, to assist the Board in exercising its responsibilities to Griffon and its stockholders. The Corporate Governance Guidelines may be found on our website at www.griffon.com.

Board Self-Evaluation

The Board is required to conduct an annual self-evaluation that is overseen by our Nominating and Corporate Governance Committee to determine whether the Board and its committees are functioning effectively. In addition, each of the Audit, Compensation, and Nominating and Corporate Governance committees is required to conduct an annual self-evaluation and all committees of the Board are required to periodically review and reassess the adequacy of their charters. Each of our standing committees is subject to an annual performance evaluation by the Board of Directors.

Director Nominations

Any stockholder who wants to nominate a candidate for election to the Board must deliver timely notice to our Secretary at our principal executive offices. In order to be timely, the notice must be delivered:

•

in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, although if the annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year’s annual meeting, the notice must be received not later than the close of business on the 10th day following the first to occur of the day on which notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made; and

•

in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the first to occur of the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made.

The stockholder’s notice to the Secretary must set forth

•	as to each person whom the stockholder proposes to nominate for election as a director

—	the nominee’s name, age, business address and residence address

—	the nominee’s principal occupation and employment

—

the class and series and number of shares of each class and series of capital stock of Griffon which are owned beneficially or of record by the nominee, and any other direct or indirect pecuniary or economic interest in any capital stock of Griffon held by the nominee, including without limitation, any derivative instrument, swap (including total return swaps), option, warrant, short interest, hedge or profit sharing arrangement, and the length of time that such interests have been held by the nominee

—

any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder

•	as to the stockholder giving the notice

—	the stockholder’s name and record address

—

the class and series and number of shares of each class and series of capital stock of the Company which are owned beneficially or of record by the stockholder, and any other direct or indirect pecuniary or economic interest in any capital stock of Griffon held by the stockholder, including without limitation, any derivative instrument, swap (including total return swaps), option, warrant, short interest, hedge or profit sharing arrangement, and the length of time that such interests have been held by the stockholder

—

a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder

—

a representation by the stockholder that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in the stockholder’s notice, and

—

any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting shall further be required, for such notice of nomination to be proper, to update and supplement the notice, if necessary, so that the information provided or required to be provided in the notice is true and correct as of the record date for the meeting, and such update and supplement must be delivered to, or mailed and received at, Griffon’s principal executive offices not later than five business days after the record date for the meeting.

The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which the stockholder gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Henry A. Alpert, Rear Admiral Robert G. Harrison (USN Ret.) and Cheryl L. Turnbull. None of the members of the Committee were our officers or employees during fiscal year 2020 and none has ever been an officer of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or Compensation Committee.

STOCK OWNERSHIP

The following information, including stock ownership, is submitted with respect to our directors, each executive officer named in the “Summary Compensation Table,” for all executive officers and directors as a group, and for each holder known to us to be the beneficial owner of more than five percent of our issued and outstanding common stock as of November 30, 2020.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class
Gabelli Funds, LLC(2)	6,569,163	11.7%
BlackRock, Inc. and affiliates(3)	6,148,425	10.9%
The Vanguard Group(4)	4,214,540	7.5%
Dimensional Fund Advisors LP(5)	3,843,199	6.8%
Henry A. Alpert(6)	68,468	*
Thomas J. Brosig(6)	29.403	*
Jerome L. Coben(6)	5,796	*
Louis J. Grabowsky(6)	42,333	*
Brian G. Harris(7)	178,221	*
Rear Admiral Robert G. Harrison (USN Ret.)(6)	42,348	*
Lacy M. Johnson(6)	8,228	*
Seth L. Kaplan(7)	242,246	*
Ronald J. Kramer(7)(8)	3,400,829	6.0%
Robert F. Mehmel(7)	1,015,997	1.8%
General Victor Eugene Renuart (USAF Ret.)(6)	28,661	*
James W. Sight(6)	9,587	*
Samanta H. Stewart(6)	14,671	*
Kevin F. Sullivan(6)	45,494	*
Cheryl L. Turnbull(6)	24,887	*
William H. Waldorf(6)	58,941	*
Directors and executive officers as a group (16 persons)	5,216,110	9.3%

*	Less than 1%.

(1)	Unless otherwise indicated and except as otherwise set forth in the Schedules 13D and 13G referred to in the footnotes below, ownership represents sole voting and investment power.

(2)

The address for Gabelli Funds, LLC and its affiliates is One Corporate Center, Rye, New York 10580-1435. The number of shares beneficially owned is based on a Schedule 13D filed with the SEC by Gabelli Funds, LLC and certain of its affiliates on August 25, 2020.

(3)

The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The number of shares beneficially owned is based on a Schedule 13G filed with the SEC by BlackRock, Inc. and certain of its affiliates on February 4, 2020.

(4)

The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares beneficially owned is based on a Schedule 13G filed with the SEC by The Vanguard Group and certain of its affiliates on February 12, 2020.

(5)

The address for Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The number of shares beneficially owned is based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP and certain of its affiliates on February 12, 2020.

(6)	Includes shares of restricted common stock granted pursuant to our director compensation program.

(7)

Includes for Messrs. Kramer, Mehmel, Harris and Kaplan (i) 2,810 shares, 1,958 shares, 2,563 shares and 2,431 shares of common stock, respectively, allocated to their accounts under the ESOP as to which they can direct the vote, and (ii) 1,683,000 shares, 561,000 shares, 76,553 shares and 70,173 shares of restricted stock, respectively, as to which they can direct the vote.

(8)	Includes 40,298 shares of common stock owned by Mr. Kramer’s wife and children. Mr. Kramer disclaims beneficial ownership of such shares of common stock.

As of November 30, 2020, there were 5,334,486 shares of common stock held in Griffon’s Employee Stock Ownership Plan (“ESOP”), constituting 9.5% of our outstanding common stock. Of these shares, 3,301,448 were allocated to accounts of participants in the ESOP and 2,033,038 were unallocated and held in the ESOP’s general suspense account. The shares held in the ESOP are not deemed to be beneficially owned by the ESOP; the ESOP trustee votes the shares held in the ESOP based on voting instructions received from participants in the ESOP. For additional information on the ESOP, see “Elements of Executive Compensation—Retirement, Health and Welfare Benefits and Other Perquisites—Employee Stock Ownership Plan,” in the “Compensation Discussion and Analysis” section below.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives of Our Compensation Program

Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent required to achieve operational and corporate objectives, and thereby contribute to the success of the Company with the goal and intention of increasing stockholder value.

A number of principles form the foundation for our compensation structure. As described below in greater detail, these principles include:

•	Pay for performance—a substantial portion of the compensation of our named executive officers (“NEOs”) is tied to the underlying performance of the Company.

•	The performance targets and objectives that we set must align with the Company’s operational and strategic plans.

•	The performance targets and objectives that we set are intended to align with performance that is most likely to result in attractive returns to our shareholders.

•	The performance targets and objectives that we set are intended to create incentives to maintain and improve the financial strength of the Company, while encouraging strong operational performance.

•

The performance target levels that we set should be challenging but attainable and consistent with the business plans and budgets reviewed by the Board, so that those targets appropriately motivate and incentivize management.

•

Performance targets and objectives should include both short-term goals to focus management on day-to-day operations, as well as long-term goals that incentivize the long-term creation of shareholder value.

•	Our compensation programs should deter excessive risk taking.

•

Our senior executives should be subject to the same risks to which the Company and its shareholders are subject, thereby aligning the interests of our senior executives with the interests of our shareholders

•	Our compensation program should promote the retention of our most valued senior executives.

•	The aggregate cost to the Company of senior executive compensation should be comparable to the costs incurred by peer companies in obtaining comparable services.

Company Performance

We believe the Company’s performance in fiscal 2020 is an indication that our compensation programs create incentives that produce positive results for the Company and its shareholders. 2020 was an extraordinary year. The COVID-19 pandemic presented unprecedented challenges relating to our businesses, our operations, and our employees. The vast majority of our United States and international facilities have stayed open throughout the pandemic, subject to a limited number of closures of short duration. Almost immediately after the onset of the pandemic, we developed and implemented new procedures and protocols to minimize the risk to the health and safety of our employees while allowing us to continue to operate our facilities and provide high quality products to our customers on a timely basis. We implemented protocols for social distancing, sanitation and mask-wearing; developed systems and purchased new equipment to facilitate the efficient sanitation and disinfection of all work areas; reconfigured work processes to allow additional spacing between associates whenever possible; eliminated seating in common areas of many buildings to allow for appropriate distancing; staggered shifts and start, stop and break times; and at many facilities we began monitoring temperatures of all employees entering the facility. We also implemented appreciation award programs for many of our U.S. employees who continued to work onsite during the pandemic. These measures involved substantial additional cost but were necessary under such extraordinary circumstances.

We are proud to say that we successfully met the challenges presented this past year. We ended fiscal 2020 with record revenue of $2.4 billion, record Adjusted EBITDA of $236 million, and record adjusted earnings per share of $1.62, up 9%, 18% and 50%, year-over-year, respectively. We also generated record free cash flow of $88 million, versus $69 million the prior year, a 28% increase.

In addition to a strong year operationally, we significantly strengthened the Company’s balance sheet, enabling us to withstand the economic uncertainty resulting from the COVID-19 pandemic and to take advantage of acquisition opportunities as they become actionable. We refinanced $1 billion of senior notes and amended our revolving credit facility, and we now have no significant debt maturing until 2028. We also completed an equity offering of 8.7 million shares of our common stock, resulting in the addition of $178 million of net cash proceeds to our balance sheet.

In sum, our performance was outstanding while operating during the greatest public health crisis the world has experienced in a century; we successfully refinanced all significant long-term debt maturities; and we further strengthened our balance sheet with record free cash flow generation and significant proceeds from an equity offering. All of these accomplishments were consistent with the performance targets, objectives and incentives established by the Committee and endorsed by the Board.

The following summarizes our strong performance over the past five years:*

*	FY16—FY18 results exclude contributions from our former Plastics business which was divested in February 2018

Components of compensation

We strive to provide incentives to senior management to achieve both short-term and long-term objectives, and to reward exceptional performance, contributions to the management of our businesses and the execution of the short-term and long-term strategic and financial objectives approved by the Company’s Board of Directors. Our Compensation Committee utilizes a number of different performance metrics to incentivize management and evaluate and reward their performance. Our executive compensation program includes four key components:

•	competitive base salary,

•	short-term and long-term cash incentive bonuses which, for our named executive officers, are based solely upon objective company performance,

•

long-term equity-based incentive compensation designed to align the interests of our executives with the interests of our shareholders through the use of metrics that lead to increases in shareholder returns, and

•	retirement, health and welfare benefits, and certain perquisites.

We believe our compensation practices and our overall level of executive compensation reflect our commitment to performance-based pay. The compensation delivered to our executives in fiscal 2020 is indicative of this orientation.

ALL of our short- and long-term bonuses and incentive compensation are performance based and constitute a substantial majority of senior executive compensation.

ALL of our long-term incentives, cash and equity, require performance over a multi-year period.

ALL of our equity based incentive compensation requires multi-year continued employment and, in the case of our CEO and COO, post-vesting holding. Because equity awards can only be realized on a deferred basis, executives are subjected to the same risks to which our shareholders are subject.

In setting compensation levels, we believe it is important to consider the aggregate amount expended by the Company for corporate management in addition to considering individual compensation levels. We maintain a lean corporate executive staff, and therefore many of our executive officers have responsibilities in multiple functional areas. We believe that, as a result, the Company employs fewer senior executives at the corporate level than comparable companies. Our independent compensation consultant, the Executive Compensation Consulting division of Arthur J. Gallagher & Co. (“Gallagher”), presented to the Committee an analysis of the aggregate compensation of our corporate executive staff compared to that of the companies in our self-selected peer group (our self-selected peer group is listed and discussed below). Gallagher performed the analysis using two different definitions of “Corporate Executive Staff”—the executives listed in each company’s Annual Report on Form 10-K, and the executives listed on each company’s website. Gallagher concluded that the aggregate compensation cost of our corporate executive staff was between the 55th and 60th percentile of the aggregate compensation cost of the executive staff for the companies in our self-selected peer group, regardless of which definition is used. Thus, while total compensation to individuals may be at the upper range of compensation for such positions, reflecting the Company’s superior operational performance, the aggregate amount expended for such functions is well in line with our peers.

We believe that the compensation of our executives should reflect the executives’ level of job responsibility and be related to individual and company performance. We also believe that compensation should be competitive, reflecting the conditions in the geographic regions in which our executives are located. Because the performance of our executives greatly impacts our results, a significant portion of their compensation should be variable and based on individual and corporate performance. Our operational performance targets are challenging and consistent with the plans and budgets reviewed and approved by our Board. Our stock price targets are designed to reflect what we consider to be a meaningful rate of return to shareholders. All equity grants to our NEOs for the last five years have been 100% performance-based, and all annual and long-term cash bonuses to all of our NEOs are 100% performance-based.

Our approach to compensation reflects, in large part, that our Company is a diversified holding company. As such, our senior corporate management’s responsibilities include managing and assessing the operational results of our segments and principal businesses, recruiting, developing and supervising management at both the subsidiary and corporate levels and overseeing various financial activities. In particular, our senior corporate management is responsible for, and continuously evaluate and assess matters relating to:

•	the maintenance of our strong consolidated balance sheet;

•	the allocation of our capital and resources among our business segments;

•	the assessment and determination of our capital requirements and needs;

•	our cash and cash equivalent liquidity;

•	our financing transactions;

•	the identification and execution of acquisition or disposition opportunities, as well as the integration of businesses we acquire;

•	the return of capital to shareholders, including through opportunities to repurchase our own stock, as well as through corporate dividends;

•	the setting of operational and financial goals at the Company’s businesses, and overseeing the efforts of the business executive teams to meet or exceed those goals; and

•	the continuing evaluation of all our assets and operations.

Our senior management is engaged in ongoing analysis of (i) where, when and how our capital resources should be allocated, (ii) whether the current deployment of our capital resources is optimal, and (iii) whether our existing business lines should be expanded, curtailed or disposed of, or if we ought to further diversify into new business lines or activities. Our management is tasked with determining whether our capital is best deployed for future growth in our portfolio of businesses. Accordingly, acquisitions and divestitures are part of our ongoing strategy. Since the beginning of fiscal year 2017, we completed eight acquisitions, with purchase prices ranging from $5 million to $200 million, and in February 2018 we sold our Clopay Plastics business to Berry Global Group, Inc. for $465 million, net of post-closing adjustments.

Operating and capital plans for the Company are submitted to the Board of Directors and serve as the basis for setting the operational and capital targets in our compensation programs. The Compensation Committee has sought to align the compensation programs under which our senior management is remunerated with these objectives, in a manner consistent with the business direction and strategic plan discussed and approved by the Company’s Board.

Performance Criteria

The Compensation Committee, working with its independent compensation consultant, selected the performance metrics to be used for each of the short-term and long-term components of the Company’s cash bonus plan for the named executive officers. The Committee selected earnings before interest, taxes, depreciation and amortization (“EBITDA”) and working capital as performance measures for determining short-term cash bonuses for fiscal year 2020, reflecting the Board’s mandate and belief that (i) operational results (including maximizing cash generation from operations) contribute to Griffon’s continuing financial success, and (ii) maintaining adequate levels of working capital is a key indicator of creating and maintaining a strong balance sheet and provides financial strength in general to withstand the continuing uncertainty that exists in the United States and global economies. Each of these dual objectives also act as a check against the other, and therefore as a natural risk management tool, with respect to the management of our businesses. The Compensation Committee continued to place a greater relative emphasis on operational achievements than on balance sheet strength believing that operational results have a more meaningful and direct impact on shareholder value, and assigned relative weightings of 75% to EBITDA performance and 25% to achievement of applicable working capital targets.

The Committee selected cumulative Core EPS as the performance measure for determining long-term cash bonuses for our NEOs for the performance period fiscal year 2018 through fiscal year 2020. “Core EPS” means the fully diluted earnings per share of the Company for the performance period prepared in accordance with GAAP, adjusted for the impact of certain items such as changes in accounting principles, costs and expenses incurred in connection with financings, corporate restructuring charges, corporate acquisition expenses, dispositions, discrete tax items and any other similar non-recurring items, to the extent a substantial portion of the economic impact of any such item is realized over a period that extends beyond the performance period and is unrelated to operations. The Compensation Committee has been advised that, absent market conditions not in control of management, Core EPS has a close, long-term correlation with stock price and achieving substantial growth in earnings per share over a multi-year period will increase the likelihood of providing an attractive level of total shareholder return over this period.

Finally, the Committee selected stock price growth as the performance measure for the equity grants awarded to the CEO and COO in fiscal year 2020. The Company’s stock price is required to increase a minimum of 20% over the vesting period for any of these performance-based restricted shares granted to the CEO and COO to vest. Requiring an increase in stock price of this magnitude is challenging, as demonstrated by the failure to meet this condition with respect to restricted stock awards granted to our CEO and COO in January 2017. These grants provide for a target number of shares of 360,000 and 120,000 to the CEO and COO, respectively, and require that our closing stock price be at least $30.00 for thirty consecutive trading days ending on or prior to January 30, 2021. Because this condition cannot be met, our CEO and COO will forfeit these grants in their entirety and will not realize any benefit or value from these grants (other than in the unlikely event of a death, disability or change in control prior to January 31, 2021). The terms of our performance-based restricted stock awards are discussed in greater detail below.

The Committee asked its independent compensation consultant to evaluate and report on other criteria for possible use as bonus performance measures. After consideration, the Committee concluded that alternate measures were not as well suited as the performance objectives that have been used in recent years, because the alternatives were not consistent with the Company’s strategy. The Company’s strategy is to be a vertically integrated manufacturer and marketer of its products; and that strategy requires meaningful capital investment in manufacturing and distribution facilities. The benefits of our strategy were confirmed in fiscal 2020 as it enabled the Company to control the manufacture and delivery of its products and to satisfy customer demand in the face of the COVID-19 pandemic and international trade issues. The Committee concluded that using any type of return on investment or return on capital employed measure as a performance incentive would create a motivation to minimize investment in productive Company-owned manufacturing facilities and would create an incentive to outsource production. Similarly, the Committee considered return on equity as a potential criterion but concluded that this would create an incentive to incur excessive leverage. Based on feedback from analysts and the investment community, the Committee believes that excessive leverage would impede the growth in the value of the Company’s common stock.

Shareholder Outreach

Although the annual advisory shareholder vote on executive compensation is non-binding, the Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other named executive officers. At our annual meeting of shareholders held on January 30, 2020, approximately 63% of the shareholders who voted on the “say-on-pay” proposal (excluding those who abstained) approved the compensation of our named executive officers. Following our 2020 annual meeting, we engaged in our annual shareholder outreach program in order to solicit the views of our significant shareholders regarding our executive compensation program. We sent an invitation by e-mail to speak with the Chairman of our Compensation Committee to each non-management shareholder known by us to hold greater than 0.5% of the Company’s stock except for one institutional holder with which management has a regular, ongoing dialogue. Institutional investors holding approximately 41% of the Company’s outstanding shares of common stock were contacted (as compared to 39% the prior year). We spoke to all investors who accepted our invitation, representing approximately 16% of our outstanding common stock (as compared to 11% the prior year). During these conversations we asked these shareholders to bring to our attention any issues they felt should be considered by the Board or by the independent directors of the Company, and we specifically inquired as to whether they had any comments, suggestions or criticisms regarding any element or aspect of our executive compensation program or regarding any other aspect of the Company’s operations or governance. We discussed these conversations with the Committee.

We received feedback suggesting that we clearly disclose how our compensation policy aligns with the interests of shareholders, which we have endeavored to do at the beginning of this “Compensation Discussion and Analysis” section of this Proxy Statement. These shareholders expressed their support for the heavy emphasis our senior executive compensation program places on performance, with one shareholder specifically complimenting the use of the company’s TSR relative to that of the Russell 2000 as a substantial factor in determining the number of shares the CEO and COO ultimately realize under equity awards granted to them. Because we recognize that shareholder advisory services and others believe that stock price and TSR should be a principal measure of achievement, we use stock price and TSR as the performance measures for equity grants to our CEO and COO, which also reflects our belief that a portion of compensation should be tied directly to growth in shareholder value; these equity awards are explained in greater detail on pages 34-35 below. We engaged in a dialogue noting that, while individual compensation levels for our most senior executives are high compared to that of the companies in our peer group, based on data provided by Gallagher, the aggregate compensation of our corporate executive staff compares favorably with that of the companies in our peer group. We also discussed certain governance matters, such as those related to Board composition and Board refreshment. We took into account input of our shareholders from prior years in considering the advisability of ongoing Board refreshment, and we received positive feedback this year when we noted that 8 of our 14 directors had served on the Board for five years or less. We expanded our public disclosure with respect to environmental and social considerations applicable to our business in response to input from shareholders in prior years, and received favorable commentary from shareholders this year in response to this enhanced disclosure. In particular, the shareholders with whom we spoke:

•	expressed support for the Company’s operational performance and senior management;

•	expressed support for the Company’s approach to executive compensation, and its emphasis on performance-based compensation;

•	encouraged us to continue to align incentives with both TSR and operational metrics;

•	did not propose any specific changes to our executive compensation program and did not voice any adverse commentary regarding our executive compensation decisions.

When speaking with these shareholders our Compensation Committee Chairman also indicated that we are committed to having a regular, ongoing dialogue with our significant shareholders, and encouraged each such shareholder to reach out at any time with any concerns it might have.

In addition to the conversations with the Chairman of our Compensation Committee noted above, management has regular contact with our largest shareholders as part of normal investor relations activities and, during these interactions, no adverse commentary was received pertaining to recent executive compensation decisions or with respect to the structure or philosophy of our executive compensation program. The Committee believes that these interactions with our shareholder base provide a strong endorsement of the compensation philosophy of the Company and the application of that philosophy by the Compensation Committee in its decision making.

Our Executive Compensation Program and Risk

We do not believe that our compensation programs are structured to reward inappropriate risk-taking, and have concluded that our compensation policies and practices are not reasonably likely to result in a material adverse effect on our businesses, for several reasons, including the following:

•

Under our annual performance bonus plan, we use multiple objective performance measures to determine annual cash bonus opportunities for our NEOs, which discourages focusing on a single performance measure and incentivizes the executives to focus on the overall financial strength of the Company as well as on operating results.

•

With respect to each of our NEOs, we provide a mix of variable performance-based annual cash compensation (under our annual performance bonus plan), fixed cash compensation in the form of base salaries, and long-term equity and cash compensation in the form of restricted stock awards and long-term cash bonuses, which are exclusively performance-based. We believe this combination of variable and fixed cash compensation, a long-term equity interest which is performance-based and in other respects vests over time, and a long-term cash bonus based on three-year performance cycles, appropriately incentivizes and rewards management while at the same time encourages appropriate—but not excessive—levels of risk assumption.

•

The design of our compensation programs, including with respect to the variety of performance criteria established under our plans, encourages executives to focus on both our short-term and long-term operational and consolidated financial position and objectives; as a result, any incentive to take short-term risks is mitigated by the necessity for us to achieve success and maintain shareholder value over the long-term. In this regard, a portion of compensation is delivered to executives in the form of an annual bonus, and a substantial portion of the compensation of each of our NEOs is delivered in the form of a long-term cash bonus. In the case of each of our NEOs, each of the annual bonus and the long-term bonus is 100% tied to annual and three-year objective performance criteria, respectively.

•

A significant portion of compensation to our senior executives is delivered through the use of performance-based equity awards, which generally cliff vest after a minimum three-year period, provided the applicable performance criteria are achieved. In addition, we generally require an additional post-vesting holding period for equity grants to our most senior executives—every restricted stock grant to our CEO and COO since January 2014 contains a requirement that the executive hold the shares for a period of two years after vesting. The Compensation Committee believes that the cliff vesting feature of our restricted share awards, together with the applicable performance criteria and a required post-vesting holding period for grants to our most senior executives, focuses our executive team on the long-term success of the Company, aligns their interests with those of our shareholders and, because of the multi-year vesting feature and required post-vesting holding period, subjects senior management to the long-term consequences of risks undertaken to achieve short-term objectives.

•

A significant portion of cash compensation to each of our NEOs is delivered through our long-term cash bonus program, which provides for the opportunity to earn cash bonuses over a three-year period. Bonuses paid under the long-term cash bonus program are exclusively performance-based, and provide additional focus for our most senior executives on the long-term success of the Company, further aligning the interests of these executives with that of our shareholders.

•	We have adopted stock ownership guidelines, which serve to align the interests of our directors and executives with those of our stockholders, and encourage focus on long-term performance.

•

We have adopted an anti-hedging, anti-pledging policy prohibiting directors and executive officers from purchasing company securities on margin, pledging company securities or entering into a hedging transaction with respect to company securities.

•	We have adopted a clawback policy that provides for the recovery from executive officers of improperly received incentive compensation going back three years in the event of an accounting restatement.

•	The Compensation Committee has, since 2012, engaged Gallagher, an independent compensation consultant, to guide it in making compensation decisions.

The Compensation Committee has adopted a policy against providing tax gross-ups, with limited exceptions for housing and other relocation expenses and expatriate tax equalization. We do not provide any tax gross-up benefits in any of the compensation arrangements for our named executive officers.

Executive Compensation Decisions—The Role of the Compensation Committee, Executives and Consultants

The Compensation Committee is responsible for evaluating and approving the compensation of our named executive officers and the presidents of our business units. The Compensation Committee considers recommendations from our Chief Executive Officer with respect to executive compensation matters, except regarding his own compensation. The Compensation Committee regularly utilizes the services of its independent compensation consultant to perform analyses and provide recommendations relating to executive compensation matters, and takes such information into consideration in making its compensation decisions.

Determination of Compensation Levels

In setting compensation levels, including bonus eligibility levels for our NEOs under our performance bonus plans, and the mix of compensation for fiscal 2020, the Compensation Committee considered several factors. These include the desire to motivate the executives and align the compensation of the executives with the financial performance of the Company by providing the majority of the executives’ compensation in the form of performance-based compensation, and the Compensation Committee’s subjective assessment of the individual’s experience, responsibilities, management, leadership abilities and job performance. The Compensation Committee, from time to time, uses focused marketplace compensation analysis and reviews compensation levels at companies of similar type and size for comparison purposes in connection with the recruitment and retention of, and making other compensation decisions for, our executive officers.

The Compensation Committee, in consultation with, and based on the advice of, its independent compensation consultant, selects and utilizes a peer group (the “Peer Group”) to be used as a factor to consider in making decisions regarding the Company’s executive compensation. Following the end of fiscal 2018, the Committee reconstituted the Peer Group such that the Peer Group better represents the composition of the Company’s businesses following the acquisition of the ClosetMaid and CornellCookson businesses and the disposition of the Clopay Plastics business. Three companies that were included in the self-selected peer group last year (Esterline Technologies Corporation, Finisar Corporation and USG Corporation) have since been acquired or merged into another company and have therefore been removed from the Peer Group. NCI Building Systems, Inc. is now operating as Cornerstone Building Products, and Universal Forest Products, Inc. changed its name to UFP Industries, Inc. Thus, the Peer Group currently consists of the following 21 companies:

AAR Corp.	Advanced Drainage Systems, Inc.	Allegion plc
American Woodmark Corporation	A. O. Smith Corporation	Apogee Enterprises, Inc.
Armstrong Flooring Inc.	Armstrong World Industries, Inc.	Central Garden & Pet Company
Ciena Corporation	Cornerstone Building Products	Fortune Brands Home & Security, Inc.
Gibraltar Industries, Inc.	Heico Corporation	Lennox International Inc.
Masonite International Corporation	Netgear, Inc.	Patrick Industries, Inc.
Quanex Building Products Corporation	Simpson Manufacturing Company Inc.	UFP Industries, Inc.

Due to the absence of other diversified manufacturing public companies of comparable size, the Committee selected this Peer Group of public companies in the building products, consumer products and communications equipment industries, in order to best reflect the diversity of the Company’s businesses. The Companies chosen had annual revenue of between 40% and 250% of the annual revenue of Griffon.

While the Committee recognizes the benefit of using this type of comparative information in determining compensation at the corporate level, the Committee also recognizes the inherent limitations of using comparative compensation information from the Peer Group companies, in that such information does not reflect the significant additional responsibilities and skill sets required of the senior management team of a diversified manufacturing company such as ours (for example, with respect to focusing on growth and diversification and the appropriate deployment of and return on capital in our existing businesses, as well as the Company’s financing structure). The Committee therefore utilizes executive compensation within the Peer Group as one factor in setting the Company’s executive compensation levels, but retains the flexibility to make decisions regarding executive compensation that are in the best interests of the Company and serve the intended purpose of motivating, rewarding and retaining the executive management team.

As noted above, the Compensation Committee evaluates and approves the compensation of our named executive officers and the presidents of our business units. Although the Committee does not set the compensation of the Griffon executives below the NEO level or of the executives of our subsidiaries below the president level, the Committee is presented with compensation information regarding these executives, in order to consider how the compensation levels of these executives relate to the compensation that we pay to the NEOs and to our subsidiary presidents. In addition, in evaluating compensation levels, the Compensation Committee has been generally cognizant of the high cost of living, especially housing expense, in the New York-New Jersey-Connecticut metropolitan area and the resulting challenges presented in attracting and retaining executive talent. The Committee is also cognizant of the broad, expanded roles taken on by our lean corporate executive staff, as described above.

The Compensation Committee is engaged in a continuous evaluation of Griffon’s compensation practices for our senior management personnel. With respect to fiscal 2020 compensation, the Committee

•	selected performance criteria, target levels and payment amounts to be used under the Performance Bonus Plan for fiscal 2020 (short-term component);

•	determined the performance criteria, target levels and payment amounts for our NEOs to be used for the three year period fiscal 2020 through fiscal 2022 under the long-term cash bonus program; and

•

evaluated short-term and long-term cash bonuses to be paid following the end of fiscal 2020 to each of the NEOs under the performance bonus plan to determine their reasonableness in light of (i) the applicable performance measures and bonus opportunities established by the Committee and (ii) the operational and financial results of the Company for the applicable performance periods;

•

determined the structure of restricted share grants to our named executive officers (including the type of performance measures to be used, the target levels of performance and the numbers of shares to be granted).

In making each of these decisions, the Committee consulted with and considered advice provided by Gallagher.

Elements of Executive Compensation

As noted above, our executive compensation program includes four components—base salary; cash incentive bonuses; equity-based compensation; and retirement, health and welfare benefits and other perquisites. As shown in the pie charts below, 90.6% of our CEO’s 2020 compensation was performance-based, and 75.9% of our other NEOs’ 2019 compensation was performance-based.

Base Salary. We pay a base salary that the Compensation Committee determines is competitive with respect to the scope, responsibilities and skills required of the particular position in order to attract and retain qualified executives. As discussed above, the Compensation Committee assesses the salaries of our NEOs from time to time by analyzing the compensation paid in the marketplace, including from the Peer Group. Merit increases are considered after annual review, on a subjective basis. Mr. Kramer’s base salary was increased to $1,115,127, effective December 1, 2019 and increased to $1,148,581, effective December 1, 2020, representing a 3.0% increase in each year, the same percentage cost of living increase that was awarded generally to corporate employees.

Mr. Mehmel’s base salary was increased to $989,840 effective December 1, 2019, and to $1,019,535 effective December 1, 2020, representing a 3.0% increase in each year. Mr. Harris’ base salary was increased to $455,963 effective December 1, 2019, and to $478,761 effective December 1, 2020, a 5.0% increase each year; and Mr. Kaplan’s base salary was increased to $423,588 effective December 1, 2019, representing a 3.0% increase, and to $444,767 effective December 1, 2020, a 5.0% increase. For each annual salary increase, 3.0% represents a cost of living adjustment, and any increase in excess of 3.0% represents a merit adjustment.

Cash Incentive Bonuses. We provide cash incentive bonuses that are designed to provide variable incentive compensation opportunities to our executive officers on both an annual and long-term basis, based upon Company and individual performance. For our CEO and COO, all cash incentive bonuses have always been 100% performance-based. Commencing with fiscal 2019, the Compensation Committee determined to provide our CFO and our General Counsel with annual and long-term cash incentive bonus opportunities based on the same financial performance objectives as our CEO and COO, so that all four of our most senior executive officers are now compensated on the basis of consistent performance objectives. As a result, all annual and long-term cash incentive bonus opportunities and awards to all four of our NEOs are 100% performance-based.

Annual and Long-Term Cash Incentive Bonuses. Our 2016 Performance Bonus Plan (the “Performance Bonus Plan”), which was approved by stockholders at our January 2016 stockholders meeting, is the program under which we provide cash incentive compensation to our NEOs. The Performance Bonus Plan is administered by the Compensation Committee, which selects the participants and establishes the performance periods and the specific objective performance goals to be achieved during those periods. The Compensation Committee believes that the Performance Bonus Plan supports our pay-for-performance philosophy by providing annual and long-term cash bonuses to our named executive officers contingent upon the achievement of pre-established and objective performance goals.

The Compensation Committee, in consultation with, and based on the advice of, its independent compensation consultant, Gallagher, determined that, beginning with bonuses paid in respect of fiscal year 2016, it will base approximately 60% of Messrs. Kramer’s and Mehmel’s aggregate target cash incentive compensation opportunity on the achievement of long-term performance goals over a three year period. As noted above, beginning with fiscal 2019, this applies to Messrs. Harris and Kaplan as well. The long-term bonus component is intended to discourage excessive risk taking and to better align management’s interests with the long term interests of our shareholders by motivating management to create and maintain long-term, and not just near-term, shareholder value. The long-term incentive cash bonus opportunities for each performance period have been, and continue to be, based on Core EPS achieved during the relevant performance period. “Core EPS” means the fully diluted earnings per share of the Company for the performance period prepared in accordance with GAAP, adjusted for the impact of certain items such as changes in accounting principles, costs and expenses incurred in connection with financings, corporate restructuring charges, corporate acquisition expenses, dispositions, discrete tax items and any other similar non-recurring items, to the extent a substantial portion of the economic impact of any such item is unrelated to operations. The Compensation Committee determined that Core EPS should be utilized as the long-term performance objective because it reflects the Company’s results from core ongoing operations and creates an appropriate incentive for our most senior executives to achieve a significant level of, and grow, EPS. The Compensation Committee has been advised of the historical correlation between EPS and stock price, and the potential for increases in EPS to result in increases in shareholder value.

The Compensation Committee retains the power to reduce (but not increase) any annual or long-term cash bonus actually paid to any of our NEOs to ensure that any such bonus payments are, in the judgment of the Compensation Committee, reasonable and reflect the appropriate amount of compensation payable in light of the performance of the Company and the overall compensation paid.

Long-Term Cash Incentive Awards Granted in Fiscal 2020. In early fiscal 2020, each of our NEOs was granted a long-term cash incentive bonus opportunity under the Performance Bonus Plan based on the Company’s aggregate “Core EPS” for the performance period consisting of fiscal years 2020 to 2022. The following table sets forth the amount of the bonuses that each NEO is eligible to receive under these awards based on the Company’s Core EPS for such three-year performance period. No bonus will be paid if the Company’s Core EPS for such performance period is below the specified minimum, and bonuses for Core EPS between the amounts set forth below will be determined using linear interpolation.

Long-Term Cash Incentive Bonus Opportunities for the period fiscal 2020 to fiscal 2022 are as follows:

	Aggregate Core EPS for Period	Ronald J. Kramer	Robert F. Mehmel	Brian G. Harris	Seth L. Kaplan

Threshold	$3.09	$1,440,000	$360,000	$120,000	$120,000
Target	$3.87	$3,600,000	$900,000	$300,000	$300,000
Maximum	$4.64	$5,400,000	$1,350,000	$450,000	$450,000

The Company has seen significant growth in Core EPS in recent years. As shown in the chart below, using fiscal 2015 as the base year, Core EPS from continuing operations has increased from $0.26 per share in fiscal 2015 to $1.62 per share in fiscal 2020, representing a 44% average compounded annual growth rate during the five year period fiscal 2016 fiscal 2020:

Core EPS from continuing operations was $1.08 in fiscal 2019. This means that, at the time these performance levels were adopted, a compounded annual growth rate of 9% would be required during the performance period to attain the target Core EPS level of $3.87, and a compounded annual growth rate of 19% would be required during the performance period to attain the maximum Core EPS level of $4.64, each as set forth above.

Long-Term Cash Incentive Awards Payable following Fiscal 2020. In December 2017 the Committee granted long-term cash incentive bonus opportunities to Messrs. Kramer and Mehmel for the period fiscal 2018 to fiscal 2020. In fiscal 2019, when the Compensation Committee determined to provide Messrs. Harris and Kaplan with annual and long-term cash incentive bonus opportunities based on the same financial performance objectives as Messrs. Kramer and Mehmel, the Committee granted Messrs. Harris and Kaplan long-term cash incentive bonus opportunities for the fiscal 2018 to fiscal 2020 period as well. The following table sets forth the amount of the bonuses that Messrs. Kramer, Mehmel, Harris and Kaplan were eligible to receive under these awards based on the Company’s Core EPS for the performance period. The threshold, target and maximum Core EPS amounts, as originally adopted in December 2017, were later adjusted upward following the CornellCookson acquisition to reflect the inclusion of the financial results of this business, for purposes of determining Core EPS for fiscal 2018 and fiscal 2019. No bonus would be paid if the Company’s Core EPS for the performance period was below the specified minimum, and bonuses for Core EPS between the amounts set forth below would be determined using linear interpolation.

Long-Term Cash Incentive Bonus Opportunities for the period fiscal 2018 to fiscal 2020 were as follows:

	Aggregate Core EPS for Period	Ronald J. Kramer	Robert F. Mehmel	Brian G. Harris	Seth L. Kaplan
Threshold	$1.60	$1,200,000	$300,000	$120,000	$120,000
Target	$2.00	$2,600,000	$650,000	$260,000	$260,000
Maximum	$2.40	$4,000,000	$1,000,000	$400,000	$400,000

After the conclusion of fiscal 2020 and the preparation of the Company’s audited financial statements, the Compensation Committee reviewed the extent to which the Core EPS performance targets for the period fiscal 2018 to fiscal 2020 were attained. Using fiscal 2017 as the base year, Core EPS from continuing operations increased from $0.44 in 2017 to $1.62 in 2020, reflecting a compounded annual growth rate of 54%. Aggregate Core EPS for the three-year period fiscal 2018 through 2020 was $3.46. Based on this aggregate Core EPS amount of $3.46, the Committee determined that Messrs. Kramer, Mehmel, Harris and Kaplan were eligible for, and would be awarded, long-term cash incentive bonuses in the amounts of $4,000,000, $1,000,000, $400,000 and $400,000, respectively. In making the determination not to apply negative discretion and to award the amounts set forth above, the Committee noted the outstanding performance of the Company in fiscal 2020 while meeting the difficult operational challenges presented by the COVID-19 pandemic; the continued successful integrations of ClosetMaid and CornellCookson with Ames and Clopay, respectively; the successful refinancing of $1 billion of the Company’s senior notes; and the equity offering that generated $178 million of net cash proceeds, further strengthening the Company’s balance sheet.

2020 Annual Cash Incentive Bonuses. In accordance with and pursuant to the Performance Bonus Plan, the Compensation Committee established objective, calculable and prospective goals for annual bonuses for fiscal 2020, as described in further detail below. These goals were established by the Compensation Committee to be consistent with our operational, strategic and capital objectives for fiscal 2020 approved by the Board of Directors at the beginning of the fiscal year. Consistent with these objectives, the Committee determined that annual objectives should be established in two different areas—achieving strong operating results, as measured by EBITDA, and continuing to strengthen Griffon’s balance sheet, as measured by working capital level. For fiscal 2020, as in recent years, while the Committee continued to believe it important to use working capital as a performance measure to create an appropriate incentive to maintain liquidity and financial strength, the Committee desired to continue to put a stronger emphasis on operating results and to weigh EBITDA performance more heavily. Thus, EBITDA performance was assigned a weighting accounting for approximately 75% of the annual cash bonus opportunities for Messrs. Kramer, Mehmel, Harris and Kaplan, and working capital targets were assigned approximately a 25% weighting.

Annual bonus eligibility amounts were established based on various levels of achievement of EBITDA for fiscal 2020 and working capital as of September 30, 2020. The bonus eligibility amounts for fiscal 2020 were as follows:

	EBITDA level	Ronald J. Kramer	Robert F. Mehmel	Brian G. Harris	Seth L. Kaplan
Threshold	$174,000,000	$700,000	$175,000	$70,000	$70,000
Target	$205,000,000	$1,600,000	$400,000	$160,000	$160,000
Maximum	$226,000,000	$2,600,000	$650,000	$260,000	$260,000

	Working Capital level
Threshold	$525,000,000	$350,000	$87,500	$35,000	$35,000
Target	$545,000,000	$500,000	$125,000	$50,000	$50,000
Maximum	$565,000,000	$866,667	$216,667	$86,667	$86,667

The EBITDA levels at which a bonus would be paid to Messrs. Kramer, Mehmel, Harris and Kaplan increased from a range of $157 million (threshold) to $204 million (maximum) for 2019 to a range of $174 million (threshold) to $226 million (maximum) for 2020, representing an approximate 11% increase in the threshold and maximum levels. Because the Company sets robust targets to attain growth, the Committee believes a range is appropriate so that opportunities are meaningful given varying economic and operational conditions.

Against this background, the Committee establishes EBITDA targets after the Board has reviewed the Griffon operating plan developed by management for the coming fiscal year. That operating plan incorporates the plans and budgets of each of the Company’s operating subsidiaries as well as corporate expense, and requires that certain levels of organic growth be achieved for the payment of target bonuses at the subsidiary levels. The Compensation Committee considered a variety of factors when EBITDA target levels were set for fiscal 2020, similar to those which were considered in setting targets for the prior year, such as

•	the challenging U.S. and global economic environment, including in particular

—

how the current economic environment is likely to impact consumer spending, and the likely resulting impact on AMES, the Company’s lawn and garden tool, and closet organization and general living storage, business;

—

the uncertainty regarding future trends relating to residential and commercial construction, remodeling and renovation, which has a direct impact on Clopay, the Company’s garage door and rolling steel door business;

•

the effect of tariffs or other changes in international trade agreements or arrangements on the importing of goods from various foreign markets such as China, and the possible impact on AMES of such tariffs or other changes;

•

the uncertain defense budgetary environment, including whether certain U.S. military programs are funded and the actual timing of any such funding, and the potential impact of such determinations on Telephonics, the Company’s defense electronics business; and

•	that the setting of appropriate consolidated EBITDA targets would create an incentive to control general and administrative expenses.

In establishing working capital targets, the Compensation Committee considered the capital requirements necessary for the Company to maintain a strong balance sheet and desirable levels of liquidity for fiscal 2020. The Committee also considered anticipated cash expenditures for fiscal 2020. The Committee believes that working capital is an appropriate measure of financial strength and stability because it prevents excessive reliance on short-term borrowing, thereby reducing the Company’s exposure to uncertainties of the capital markets. Importantly, the Compensation Committee also recognized the inherent tension between maintaining a strong working capital position and the mandates of the Company’s Board of Directors to increase earnings growth through acquisitions of synergistic or complementary businesses and to return cash to shareholders through share repurchases and dividends. The Committee also recognized that in view of the Board’s role in establishing the level of share repurchases and in approving acquisitions, decisions with respect to these activities and the consequences of those decisions are not ultimately within the control of management. To address this balance, and to eliminate any disincentive for management to pursue strategic acquisitions as well as to avoid penalizing management for implementing the Board-authorized share repurchase program, the Compensation Committee determined that the appropriate barometer should be an adjusted working capital measure that is not reduced by amounts expended in connection with share repurchases, and that is reduced by 50% (as opposed to 100%) of acquisition expenses (the “adjusted working capital”).

After the conclusion of fiscal 2020 and the preparation of the Company’s audited financial statements, the Compensation Committee reviewed the extent to which targets established for annual bonus opportunities for fiscal 2020 were attained and considered the extent to which annual bonuses would be paid. The Committee determined that Messrs. Kramer, Mehmel, Harris and Kaplan were eligible for, and would be awarded, bonus amounts as follows, based on achieving EBITDA of $235.9 million and working capital of $597.7 million:

Executive	Amount based on EBITDA	Amount based on Working Capital	Total Bonus Awarded
Ronald J. Kramer	$2,600,000	$866,667	$3,466,667
Robert F. Mehmel	$650,000	$216,667	$866,667
Brian G. Harris	$260,000	$86,667	$346,667
Seth L. Kaplan	$260,000	$86,667	$346,667

In making the determination not to apply negative discretion and to therefore award each of our NEOs the bonus amount based on the calculations as described above, the Compensation Committee considered factors similar to those that it considered in determining the amounts to be awarded to our NEOs with respect to the long-term cash bonus incentive opportunity for the period fiscal 2018 through fiscal 2020, as described above.

Aggregate Cash Bonuses Paid to NEOs. Based on the above, the aggregate cash bonus amounts paid to our NEOs following the end of fiscal 2020 are as set forth below. These amounts appear in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation” for the year 2020.

Executive	Amount based on long-term incentive bonus opportunity (performance period— October 1, 2017 to September 30, 2020)	Amount based on short-term incentive bonus opportunity (performance period— fiscal 2020)	Total bonus awarded
Ronald J. Kramer	$4,000,000	$3,466,667	$7,466,667
Robert F. Mehmel	$1,000,000	$866,667	$1,866,667
Brian G. Harris	$400,000	$346,667	$746,667
Seth L. Kaplan	$400,000	$346,667	$746,667

Equity-based Compensation. Equity-based compensation is designed to provide incentives to our executive officers to build stockholder value over the long-term by aligning their interests with the interest of stockholders. Since 2006, we have granted equity-based awards in the form of restricted stock, as the

Compensation Committee determined this was an effective vehicle for the motivation and retention of our executive officers.

Since fiscal 2012, all restricted share awards granted to our named executive officers have been 100% performance-based. This further reflects the Committee’s philosophy of aligning executive compensation with the financial performance of the Company, and motivating executives, by providing a substantial portion of our executives’ compensation in the form of performance-based compensation. We believe the Company is included in a small minority of public companies that has granted exclusively performance-based equity awards to its named executive officers in recent years.

The Committee believes that equity-based compensation provides an incentive that focuses the executive’s attention on managing our Company from the perspective of an owner with an equity stake in the business. In determining the amount of equity-based compensation to be awarded to our named executive officers, the Compensation Committee takes into consideration, among other things, the level of the officer’s responsibility, performance of the officer, other compensation elements and the amount of previous equity grants awarded to the individual. In addition, with respect to recruiting an executive officer to join our Company, the amount of equity consideration may be negotiated to reflect the amount necessary to hire the desired person. The largest grants are generally awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential to have an impact on our profitability, growth and financial position.

As of October 1, 2020, there were 1,167,172 shares of common stock available for future awards under our 2016 Equity Incentive Plan (the “Incentive Plan”). The Compensation Committee believes that the Incentive Plan enables us to attract and retain executive management by providing them with appropriate equity-based incentives and rewards for superior performance.

On January 30, 2020, Messrs. Kramer and Mehmel received restricted stock grants which would vest on January 30, 2024 if the Company’s closing stock price appreciates 20% from the date of grant for thirty consecutive trading days on or prior to January 30, 2024. Mr. Kramer received a grant with a target amount of 450,000 shares, and Mr. Mehmel received a grant with a target amount of 150,000 shares. Additional terms of the grant are as follows:

•	If the target stock price is not attained for thirty consecutive trading days ending on or prior to January 30, 2024, the entire stock grant is forfeited

•	If the target stock price level is attained, the number of shares to vest is then subject to a “TSR” (total shareholder return) modifier, as follows:

—

If the Company’s TSR as measured from January 30, 2020 to December 31, 2023 (the “performance period”) is in the top 25% of the TSRs of all companies in the Russell 2000 Index as measured over the performance period, the number of shares to vest will be increased by 10%.

—

If the Company’s TSR as measured over the performance period is in the bottom 25% of the TSRs for all companies in the Russell 2000 Index as measured over the performance period, the number of shares to vest will be decreased by 20%.

—

If the Company’s TSR as measured over the performance period is between the 25th and 50th percentile, or between the 50th and 75th percentile, as compared to the TSRs of all companies in the Russell 2000 Index as measured over the performance period, linear interpolation will be used to determine the percentage decrease (between -20% and 0%) or increase (between 0% and +10%) in the number of shares to vest (note this interpolation results in no adjustment if the Company’s performance is at the 50th percentile).

Requiring an increase in stock price of 20% is challenging, as demonstrated by the failure to meet this condition with respect to grants provided to Messrs. Kramer and Mehmel in January 2017. These grants provide for a target number of shares of 360,000 and 120,000 to Messrs. Kramer and Mehmel, respectively, and require that our closing stock price be at least $30.00 for thirty consecutive trading days ending on or prior to January 30, 2021. Because this condition cannot be met, our CEO and COO will forfeit these grants in their entirety and will not realize any benefit or value from these grants (other than in the unlikely event of a death, disability or change in control prior to January 31, 2021).

In selecting stock price as the performance metric for the equity grants to Messrs. Kramer and Mehmel, the Committee considered that stock price has the most direct and measurable correlation with shareholder value, and also considered the benefit of using a mix of performance metrics as a basis for the payment of incentive compensation to Messrs. Kramer and Mehmel. In adopting the TSR modifier, the Committee took note that this would mitigate the extent to which stock price is impacted purely by market conditions as opposed to changes in the Company’s stock price resulting from the Company’s performance. Finally, in setting the target stock price level, the Committee considered that a substantial percentage increase in the Company’s stock price (20%) would be required from the price on the grant date in order for these equity awards to vest in whole or in part.

In order to further mitigate incentives for excessive risk taking, the applicable award agreements prohibit the recipients from selling the shares for two years after they vest. These awards are subject to earlier vesting at the target level in the event of death or disability, or in the event of a termination without cause (or by the executive for good reason) in connection with a change in control of the Company. In the event of a termination without cause (or by the executive for good reason) other than in connection with a change of control, the award is subject to early vesting on a pro rata basis (but only to the extent the stock price performance condition has been met by the date of termination).

On January 30, 2020, Mr. Harris and Mr. Kaplan were granted 27,211 and 24,943 shares, respectively, of restricted stock. Subject to the executive’s continued employment, all shares subject to the award will vest on November 30, 2022, as the Company has achieved the applicable performance criteria (which required that consolidated EBITDA be equal to or greater than $205 million in at least one of fiscal 2020, 2021 or 2022). If the EBITDA performance condition was not attained, the restricted shares would have been forfeited. These restricted shares were subject to earlier vesting if, within two years after a change in control, the executive was terminated without cause or left for good reason.

The Compensation Committee determined to grant the equity awards described above to each of Messrs. Kramer, Mehmel, Harris and Kaplan (i) based on a subjective analysis of the executive’s performance, (ii) to provide enhanced retention and motivation for the executive, (iii) to reflect the Company’s philosophy that a substantial portion of the compensation of its senior executives should be performance-based, (iv) to align the interests of our named executive officers more closely with the interests of our shareholders, and (v) as a measure of compensation risk to management in that it requires the executive to remain with the Company for a significant period of time before vesting in the equity award and effectively subjects the executive to the same share value risks to which our stockholders are subject during the cliff vesting period.

The Compensation Committee believes that the Company generally benefits from the retention and risk mitigation elements provided by a multi-year cliff vesting period (in addition to our performance vesting requirements and conditions), and has determined that cliff vesting, rather than pro-rata annual vesting, better aligns an executive’s compensation interests with the long-term business strategies and tactics of the Company over the vesting period. The Committee also believes that cliff-vesting (in addition to our performance vesting requirements and conditions), reduces the motivation to engage in short-term strategies that may increase the Company’s share price in the near term but may not create the best foundation for maximizing long-term stockholder value. The long-term vesting requirement is therefore also intended to discourage excessive risk taking by management as any adverse consequences of such risks would be reflected in the value of the equity awards by the time those awards vest. Accordingly, all outstanding restricted share awards granted to our NEOs provide for a multi-year cliff vesting period that is generally at least three years and is subject to satisfying the applicable performance vesting requirements.

Retirement, Health and Welfare Benefits and Other Perquisites. Our executive officers are entitled to participate in the employee benefit plans made available to our employees generally, including medical, dental, vision, group life, disability, accidental death and dismemberment insurance and our 401(k) Retirement Plan and the ESOP. We provide vacation and paid holidays to our executive officers. We provide additional medical benefits to our named executive officers pursuant to supplemental health insurance plans that cover certain medical expenses not covered by our primary health insurance plan available to our employees generally. We also provide certain of our executive officers with a leased car, car allowance, long-term care insurance and/or additional life insurance not available to our employees generally. We provide these perquisites to Messrs. Kramer, Mehmel, Harris and Kaplan pursuant to the terms of their respective employment agreements and as a means to retain their services. We also reimburse Mr. Mehmel for certain financial, investment, estate planning, tax and insurance consulting services. See the Summary Compensation Table for details regarding the value of perquisites received by our executive officers. We also provide Mr. Kramer a Company car and driver pursuant to the terms of Mr. Kramer’s employment agreement; to the extent Mr. Kramer utilizes this service for personal use, the value is reflected in the Summary Compensation Table.

Employee Stock Ownership Plan. The Company has maintained an Employee Stock Ownership Plan (“ESOP”) since 1983. All of our U.S. employees who work 1,000 or more hours per year (a “Year of Service”), including our NEOs, are eligible to participate in the ESOP, except those who are members of a collective bargaining unit. Approximately 79% of our employees are in the U.S.; and of those, approximately 77% participate in the ESOP. Annual contributions are made to the ESOP in such amounts as the Company’s Board of Directors may determine in its discretion, although the Company will at a minimum make contributions sufficient to permit the ESOP to remit the scheduled debt repayments on its outstanding loan to the Company (discussed below). Contributions to the ESOP are invested primarily in the Company’s common stock.

The ESOP, through its trustee, currently Wells Fargo Bank, N.A. (the “Trustee”), may borrow funds for the purpose of purchasing Company common stock. In March 2019, a previously outstanding loan from a third-party bank to the ESOP was refinanced with an internal loan from the Company. The internal loan is secured by the shares purchased with the proceeds from the loan (including the shares purchased with that portion of the previously outstanding loan from the third-party bank that was refinanced with the internal loan). When payments of principal and interest on the loan are made, the number of shares of common stock acquired through such loan (based on the portion of principal and interest paid) are released and allocated to eligible participants at the end of the applicable plan year. Eligible participants are those employees who (i) are employed by the Company on the last day of the plan year and have completed at least one year of service prior to the end of the plan year, or (ii) terminated employment during the plan year due to attainment of age 65, death or disability during the plan year. Generally, the number of shares allocated to a participant for a plan year is based on the ratio of the participant’s compensation for the plan year to the total compensation for the plan year of all eligible participants. Participants vest in the contributions made on their behalf over time and become 100% vested after two years of service. No contributions are required of, nor accepted from, any employee. Historically, the amount of the Company’s annual contributions to the ESOP have solely been the amount necessary to satisfy the ESOP’s obligations for such plan year with respect to the ESOP’s loan.

The loan from Griffon to the ESOP is being repaid in quarterly installments through June 2033. As of November 30, 2020, the ESOP had outstanding borrowings of $29.9 million, and there were 5,334,486 shares of common stock in the ESOP, of which 3,301,448 were allocated to participant accounts and 2,033,038 were unallocated.

The Trustee is considered the stockholder for the purpose of exercising all owners’ and stockholders’ rights with respect to the Company’s common stock held in the ESOP, except for voting rights. Subject to the Trustee’s fiduciary duties with respect to the ESOP, the Trustee will vote the shares held by the ESOP as follows:

•	shares that have been allocated to a participant’s ESOP account (whether vested or unvested) for which voting instructions have been received are voted in accordance with such instructions;

•

shares that have been allocated to a participant’s ESOP account for which voting instructions have not been received are voted in the same proportions as those votes cast by participants who have submitted voting instructions; and

•	shares that have not been allocated to a participant’s account are voted in the same proportions as those votes cast with respect to shares allocated to participants’ accounts.

Employment Agreements

In March 16, 2008, we entered into an employment agreement with Ronald J. Kramer, pursuant to which he became our Chief Executive Officer effective April 1, 2008. We entered into an amendment to this agreement with Mr. Kramer on each of February 3, 2011 and December 12, 2013. Pursuant to the terms of the employment agreement, as amended, Mr. Kramer’s term of employment continues for three years from the date on which either party gives notice that the term of employment will not be further renewed. The employment agreement provided an initial annual base salary to Mr. Kramer of $775,000, which is subject to discretionary increases. Under the employment agreement, Mr. Kramer received grants of restricted stock that have now vested, and is eligible for an annual cash bonus as determined by the Compensation Committee. Mr. Kramer is also entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under “Potential Payments Upon Termination or Change in Control.”

On December 7, 2012, we entered into an employment agreement with Robert F. Mehmel, pursuant to which he became our President and Chief Operating Officer effective December 10, 2012. Under the employment agreement, Mr. Mehmel’s term of employment automatically renews for successive one-year periods unless either party provides appropriate notice of non-renewal to the other party. We provided an initial annual base salary to Mr. Mehmel of $700,000 per annum, which is subject to discretionary increases. Mr. Mehmel is eligible for an annual cash bonus as determined by the Committee, with a target bonus amount not less than 100%, and a maximum potential bonus amount not less than 200%, of Mr. Mehmel’s base salary. We also provided a grant of 300,000 performance-based restricted shares to Mr. Mehmel as an inducement grant necessary to recruit him, which has since vested. Upon termination of his employment under certain circumstances, Mr. Mehmel is also entitled to certain severance payments, as more fully described below under “Potential Payments Upon Termination or Change in Control.”

On June 1, 2015 and July 30, 2015, we entered into an offer letter and severance agreement, respectively, with Brian G. Harris, pursuant to which he became our Senior Vice President and Chief Financial Officer effective August 1, 2015. Pursuant to these agreements, Mr. Harris’ employment is on an at-will basis, and the terms of his severance agreement automatically renew for successive one-year periods unless either party provides appropriate notice of non-renewal to the other party. The offer letter provided for Mr. Harris to receive an initial annual base salary of $340,000, subject to discretionary increases. Mr. Harris is eligible for an annual cash bonus, with a target of 50% of base salary. Under his severance agreement, Mr. Harris is entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under “Potential Payments Upon Termination or Change in Control.”

On April 27, 2010, we entered into an employment agreement and severance agreement with Seth L. Kaplan, pursuant to which he became our Senior Vice President, General Counsel and Secretary effective on May 17, 2010. Pursuant to these agreements, Mr. Kaplan’s employment is on an at-will basis, and the terms of his severance agreement automatically renew for successive one-year periods unless either party provides appropriate notice of non-renewal to the other party. The employment agreement provided for Mr. Kaplan to receive an initial annual base salary of $312,500, subject to discretionary increases. Mr. Kaplan is eligible for an annual cash bonus with a target of 50% of base salary. Pursuant to his employment agreement, Mr. Kaplan received a restricted stock grant of 40,000 shares of common stock, which has since vested. Under his severance agreement, Mr. Kaplan is entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under “Potential Payments Upon Termination or Change in Control.”

With respect to the agreements described above, each of Messrs. Kramer, Mehmel, Kaplan and Harris has agreed to customary non-competition and non-solicitation provisions that extend for post-termination periods of twelve to eighteen months, as well as customary terms regarding the protection and confidentiality of our trade secrets, proprietary information and technologies, designs and inventions. With respect to terminations of employment following a change in control, a “change in control” is generally defined in these agreements to include, among other events, the acquisition by a person or entity of more than 30% of the voting securities of our Company, the current Board of Directors no longer constituting a majority of the Board (directors approved by the existing Board will be considered a part of the current Board), and certain merger or sale of assets transactions. Pursuant to the agreements described above, we provide certain perquisites to our named executive officers, as described above under “Retirement, Health and Welfare Benefits and Other Perquisites” and as reflected in the Summary Compensation Table.

Stock Ownership Guidelines

In November 2010, we adopted stock ownership guidelines which require that our executive officers acquire, over time, a certain number of shares of our common stock. These stock ownership guidelines were amended in 2012. Under the Company’s stock ownership guidelines, as amended:

•	the target number of shares for compliance is stated in a dollar amount

•

the executive is required, within three years of the adoption of the policy (or, for future executive officers, within three years of assuming such position with the Company), to reach the target dollar value through ownership of shares of common stock and to retain the target amount of shares until termination of service

•	the target dollar value is as follows:

Position	Target Dollar Value
CEO	5x Salary
COO	4x Salary
CFO	3x Salary
Other Executive Officers	2x Salary
Business Unit Presidents	2x Salary

•

until the target dollar value has been reached, the executive must retain all “net” shares received under any Company equity compensation program (“net” shares means all shares net of taxes and, in the case of options, exercise price)

•	testing for compliance is done quarterly

•

once the executive holds the target dollar value as of a testing date, he is deemed to be in compliance with the policy so long as he continues to hold at least the number of shares he held as of that testing date

•	the following shares count toward reaching the applicable guideline amount:

—	restricted shares granted under our equity incentive plans

—	shares held by an investment fund or other investment vehicle with which the executive is affiliated

—

shares held by a parent, child or grandchild of the executive, or by a trust or other entity established for any such family members, so long as the executive retains the power to dispose of the shares

•	if an executive fails to be in compliance within the applicable three-year period, this can be considered by the Compensation Committee in determining future equity awards

Under these guidelines, each of our executive officers, and business unit presidents, holds shares with a value greater than the applicable target dollar value. If, at the end of the initial three-year period, an executive does not hold shares with the requisite target value, he is restricted from selling any shares received under our equity plans (net of shares that may be used to pay taxes and, in the case of options, exercise price). We monitor compliance with the guidelines on a periodic basis. Our Stock Ownership Guidelines apply to directors as well, as described below in the discussion of director compensation.

Mr. Kramer, our Chief Executive Officer, holds over 1,600,000 shares of our common stock directly, which is well in excess of his target number of shares under our stock ownership guidelines of over 260,000. Mr. Kramer acquired a substantial portion of his over 1,600,000 shares through investment of his personal assets.

Policy Against Pledging and Hedging Company Securities

Our Policy on Insider Trading prohibits our directors, officers, business unit Presidents and certain other key employees from (i) pledging company securities, (ii) engaging in hedging or monetization transactions that allow the person to lock in the value of his company security holdings, and (iii) purchasing company securities on margin or holding company securities in a margin account. Because these types of activities could result in a sale of company securities at a time when the director or employee has material, inside information, or could create a situation in which a director or employee owns company securities without the full risks and rewards of ownership, our Board believes it prudent to prohibit our directors, officers and key employees from entering into these types of transactions. All directors and officers have indicated they are in compliance with this policy.

Clawback Policy; Potential Impact on Compensation from Executive Misconduct

Under our Incentive-Based Compensation Clawback Policy, if we are required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements under U.S.

securities laws, the Company shall be entitled to recover (and shall seek to recover), from our executive officers, any excess incentive-based compensation received by our executive officers during the three year period prior to the date on which we are required to prepare the restatement. This policy applies to both equity-based and cash compensation awards. The “excess compensation” is the difference between the actual amount that was paid, and the amount that would have been paid if the financial statements were prepared properly in the first instance. As one means of enforcing the Clawback Policy, we have added a clawback provision to the form of agreement used for equity grants to our executive officers.

In addition, if the Board or an appropriate committee of the Board determines that an officer has engaged in fraudulent or intentional misconduct, we are authorized to take action to remedy the misconduct, prevent its recurrence, and impose appropriate discipline on the individual who engaged in the misconduct. Discipline would vary depending on the facts and circumstances, and may include termination of employment and initiating an action for breach of fiduciary duty. These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities.

Tax Implications

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation in excess of $1 million for each covered executive officer in any taxable year. Until 2018, compensation that was “performance-based” under the Internal Revenue Code’s definition was exempt from this limit. On December 22, 2017, the Tax Cuts and Jobs Act was signed into law, and one of its provisions eliminated the “performance-based” exception for deducting compensation in excess of $1 million under Section 162(m). In addition, under prior tax law, an individual would no longer be considered a “covered executive” under Section 162(m) if the individual was no longer classified as a named executive officer; however, under the new tax law, once a person is identified as a named executive officer, he will then permanently be considered to be a covered executive (and therefore subject to the $1 million deductibility limit even after such individual is no longer a named executive officer).

The new tax law provides that certain compensation arrangements that were subject to a binding agreement between the Company and the executive as of November 2, 2017 are “grandfathered,” and thus the performance-based exception continues to apply to such arrangements. We believe that all outstanding performance-based restricted stock awards with a grant date prior to November 2, 2017 meet the grandfather requirements, and therefore that all compensation expense relating to such outstanding performance-based restricted stock grants will be deductible without limitation. We do not believe that any of our other outstanding compensation arrangements fall within the grandfather exemption.

Our policy with respect to compensation paid to our covered executive officers is that compensation will generally be designed consistent with our compensation philosophy and with the intent of providing appropriate incentives to attract, retain, motivate and reward our executives. Although the Compensation Committee will consider the tax impact of compensation to our executives and to the Company when designing our compensation programs, non-deductible compensation will be paid to covered executives when our Compensation Committee determines that providing such compensation is in the best interests of the Company.

The Compensation Committee believes that each executive should be responsible for the taxes payable with respect to such executive’s compensation. As stated above, the Compensation Committee has established a policy against providing tax gross-ups to executives, with limited exceptions for housing and other relocation expenses and expatriate tax equalization. We do not provide any tax gross-up benefits in any of the compensation arrangements for our named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following sets forth information relating to our equity compensation plans as of September 30, 2020:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	—	—	1,167,172
Equity compensation plans not approved by security holders	—	—	—

(1)

Excludes restricted shares and restricted stock units issued in connection with our equity compensation plans; as of September 30, 20, 3,685,590 unvested shares of restricted stock have been awarded under our equity compensation plans and remain subject to certain forfeiture conditions. The total reflected in column (c) includes shares available for grant as any type of equity award under the Incentive Plan.

COMPENSATION COMMITTEE REPORT

We have reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

Compensation Committee Henry A. Alpert (Chairman) Rear Admiral Robert G. Harrison (USN Ret.) Cheryl L. Turnbull

Summary Compensation Table

The following table sets forth all compensation for the fiscal years ended September 30, 2020, 2019 and 2018 awarded to or earned by our principal executive officer, principal financial officer and each of our other executive officers. We refer to these individuals as our “named executive officers” or “NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)	Total($)
Ronald J. Kramer	2020	1,109,714	—	7,150,500	7,466,667	(2)	405,784	16,132,665
Chairman and Chief Executive Officer	2019	1,077,393	—	2,682,000	7,500,000		320,297	11,579,690
	2018	1,046,013	2,250,000	5,256,000	5,509,939		317,994	14,379,946
Robert F. Mehmel	2020	985,035	—	2,383,500	1,866,667	(2)	139,092	5,374,294
President and Chief Operating	2019	956,345	—	894,000	2,580,863		137,039	4,568,247
Officer	2018	920,399	1,125,000	1,752,000	1,377,485		145,361	5,320,245
Brian G. Harris	2020	452,344	—	600,003	746,667	(2)	95,820	1,894,834
Senior Vice President	2019	429,250	—	599,999	982,345		95,789	2,107,383
and Chief Financial Officer	2018	401,042	806,000	600,010	—		99,549	1,906,601
Seth L. Kaplan	2020	421,532	—	549,993	746,667	(2)	99,387	1,817,579
Senior Vice President,	2019	407,083	—	549,997	932,345		96,937	1,986,362
General Counsel and Secretary	2018	384,375	726,000	549,999	—		105,355	1,765,729

(1)

Represents the aggregate grant date fair value of shares of restricted stock granted to the NEO during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the NEO. For additional information regarding the assumptions used in calculating these amounts, see Note 14, “Stockholders’ Equity and Equity Compensation,” to the consolidated financial statements, and the discussion under the heading “ACCOUNTING POLICIES AND PRONOUNCEMENTS—Stock-Based Compensation” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended September 30, 2020.

(2)	Represents amounts paid under our 2016 Performance Bonus Plan as follows:

	Ronald J. Kramer	Robert F. Mehmel	Brian G. Harris	Seth L. Kaplan
Amount paid with respect to the long-term performance period October 1, 2017 through September 30, 2020	$4,000,000	$1,000,000	$400,000	$400,000
Amount paid with respect to the short-term performance period October 1, 2019 through September 30, 2020	$3,466,667	$866,667	$346,667	$346,667
Total	$7,466,667	$1,866,667	$746,67	$746,667

For information regarding determination of the amounts described in this footnote, see “Compensation Discussion and Analysis—Elements of Executive Compensation—2020 Annual Cash Incentive Bonuses,” and “Compensation Discussion and Analysis—Elements of Executive Compensation—2020 Long-Term Cash Incentive Bonuses.”

(3)	All Other Compensation in fiscal 2020 includes the following benefits paid or provided by the Company:

	Ronald J. Kramer		Robert F. Mehmel	Brian G. Harris	Seth L. Kaplan
Life insurance/long term care insurance policies	$168,836		$44,526	$26,724	$38,777
401(k) Retirement Plan—company contributions	$11,400		$11,400	$11,400	$11,400
Personal automobile use	$152,477	(a)	$37,700	$31,680	$23,777
Supplemental medical benefits	$69,468		$26,156	$22,498	$21,960
Contributions allocated under our ESOP	$3,603		$3,310	$3,518	$3,473
Financial, investment, estate planning, tax and insurance consulting fees	—		$16,000	—	—
Total	$405,784		$139,092	$95,820	$99,387

(a)	Includes an amount allocated to reflect the personal use by Mr. Kramer of a driver provided by the Company.

Grants of Plan-Based Awards-Fiscal 2020

Name	Grant Date		Date of Action of Compensation Committee, if different from Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maxi- mum ($)		Thres- hold (#)	Target (#)	Maxi- mum (#)
Ronald J. Kramer	—			1,050,000	2,100,000	3,466,667	(2)	—	—	—	—
Chairman and Chief				1,440,000	3,600,000	5,400,000	(3)	—	—	—	—
Executive Officer
	1/30/20	(4)	1/29/20					360,000	450,000	495,000	7,150,500
Robert F. Mehmel	—			262,500	525,000	866,667	(2)	—	—	—	—
President and Chief				360,000	900,000	1,350,000	(3)
Operating Officer
	1/30/20	(4)	1/29/20	—	—	—		120,000	150,000	165,000	2,383,500
Brian G. Harris
Senior Vice				105,000	210,000	346,667	(2)
President and Chief				120,000	300,000	450,000	(3)
Financial Officer	1/30/20	(5)	1/29/20	—	—	—		—	27,211	—	600,003
Seth L. Kaplan
Senior Vice				105,000	210,000	346,667	(2)
President, General				120,000	300,000	450,000	(3)
Counsel and	1/30/20	(5)	1/29/20	—	—	—		—	24,943	—	549,993
Secretary

(1)

Dividends on shares underlying a restricted stock award that are declared during the period such award is outstanding and unvested are paid to the executive if and when, and to the extent, that such restricted stock award vests.

(2)

Represents short-term (annual) cash bonus award opportunities under the 2016 Performance Bonus Plan (based on certain EBITDA and working capital performance levels) for the fiscal year ended September 30, 2020.

(3)

Represents long-term cash bonus award opportunities established by the Committee under the 2016 Performance Bonus Plan (based on the Company’s aggregate “Core EPS”) for the period commencing October 1, 2019 and ending September 30, 2022. See “Compensation Discussion and Analysis—Compensation Philosophy and Objectives of Our Compensation Program” on page xx for a description of how Core EPS is determined.

(4)

Represents awards of performance-based restricted stock that will vest, subject to the executive’s continued employment, as to 100% of the target amount of shares on January 30, 2024 if the Company achieves a closing stock price of at least $26.46 on 30 consecutive trading days during the period commencing January 30, 2020 and ending January 30, 2024. In addition, the number of shares is subject to up to a ten percent increase, and up to a twenty percent decrease, based on the total shareholder return (“TSR”) of the Company compared to the TSR performance of all companies in the Russell 2000 during the period January 30, 2020 and ending December 31, 2023. This award is subject to earlier vesting at target in the event of death, disability or a termination by the Company without cause (or by the executive for good reason) within 24 months after a change in control of the Company; and in the event of a termination without cause (or by the executive for good reason) other than within 24 months after a change of control, the award is subject to early vesting on a pro rata basis based upon the portion of the performance period that has elapsed as of the date of such termination (but only to the extent the stock price performance condition has been met on or prior to the date of termination).

(5)

Represents awards of performance-based restricted stock that vest in full, subject to the executive’s continued employment, on November 30, 2022 if, and only if, Company consolidated EBITDA is equal to or greater than $205 million in at least one of fiscal 2020, 2021 or 2022. If the EBITDA performance condition is not attained, the restricted shares will be forfeited. These restricted shares are subject to earlier vesting if, within two years after a change in control (i) the executive is terminated without cause or due to death or disability, or (ii) the executive resigns for good reason.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table sets forth information with respect to the outstanding equity awards of the named executive officers as of September 30, 2020.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Ronald J. Kramer	288,000	(1)	5,627,520	(1)	288,000	(2)	5,627,520	(2)
Chairman and Chief					288,000	(3)	5,627,520	(3)
Executive Officer					360,000	(4)	7,034,400	(4)
Robert F. Mehmel	96,000	(1)	1,875,840	(1)	96,000	(2)	1,875,840	(2)
President and Chief					96,000	(3)	1,875,840	(3)
Operating Officer					120,000	(4)	2,344,800	(4)
Brian G. Harris	28,986	(5)	566,386	(5)
Senior Vice	49,342	(6)	964,143	(6)
President and Chief	27,211	(7)	531,703	(7)
Financial Officer
Seth L. Kaplan	26,570	(5)	519,178	(5)
Senior Vice	45,230	(6)	883,794	(6)
President, General	24,943	(7)	487,386	(7)
Counsel and
Secretary

(1)

On December 20, 2018 Messrs. Kramer and Mehmel were granted awards with a target amount of 360,000 and 120,000 shares, respectively, of performance-based restricted stock that vest, subject to the executive’s continued employment, as to 100% of the target amount of shares on December 20, 2022 if the Company achieves a closing stock price of at least $12.72 on 30 consecutive trading days during the period commencing December 20, 2018 and ending December 20, 2022. However, the number of shares that ultimately vest is also subject to up to a ten percent increase, and up to a twenty percent decrease, based on the total shareholder return (“TSR”) of the Company compared to the TSR performance of all companies in the Russell 2000 during this four year period. On May 1, 2019 the Committee certified the achievement of the stock price performance criteria, such that these grants would, at a minimum, vest with respect to 288,000 and 96,000 of the total shares granted to Mr. Kramer and Mr. Mehmel, respectively, subject to the executive’s continued employment.

(2)

On January 30, 2017 Messrs. Kramer and Mehmel were granted awards with a target amount of 360,000 and 120,000 shares, respectively, of performance-based restricted stock that vest, subject to the executive’s continued employment, as to 100% of the target amount of shares on January 30, 2021 if the Company achieves a closing stock price of at least $30.00 on 30 consecutive trading days during the period commencing January 30, 2017 and ending January 30, 2021. However, the number of shares that ultimately vest is also subject to up to a ten percent increase, and up to a twenty percent decrease, based on the total shareholder return (“TSR”) of the Company compared to the TSR performance of all companies in the Russell 2000 during this four year period. Therefore, the minimum (threshold) number of shares that could vest under these grants to Messrs. Kramer and Mehmel, subject to satisfaction of the stock price condition, are 288,000 and 96,000 shares, respectively.

(3)

On December 20, 2017 Messrs. Kramer and Mehmel were granted awards with a target amount of 360,000 and 120,000 shares, respectively, of performance-based restricted stock that vest, subject to the executive’s continued employment, as to 100% of the target amount of shares on December 20, 2021 if the Company achieves a closing stock price of at least $25.08 on 30 consecutive trading days during the period commencing December 20, 2017 and ending December 20, 2021. However, the number of shares that ultimately vest is also subject to up to a ten percent increase, and up to a twenty percent decrease, based on the total shareholder return (“TSR”) of the Company compared to the TSR performance of all companies in the Russell 2000 during this four year period. Therefore, the minimum (threshold) number of shares that could vest under these grants to Messrs. Kramer and Mehmel, subject to satisfaction of the stock price condition, are 288,000 and 96,000 shares, respectively.

(4)

On January 30, 2020 Messrs. Kramer and Mehmel were granted awards with a target amount of 450,000 and 150,000 shares, respectively, of performance-based restricted stock that vest, subject to the executive’s continued employment, as to 100% of the target amount of shares on January 30, 2024 if the Company achieves a closing stock price of at least $26.46 on 30 consecutive trading days during the period commencing January 30, 2020 and ending January 30, 2024. However, the number of shares that ultimately vest is also subject to up to a ten percent increase, and up to a twenty percent decrease, based on the total shareholder return (“TSR”) of the Company compared to the TSR performance of all companies in the Russell 2000 during the period January 30, 2024 through December 31, 2023. Therefore, the minimum (threshold) number of shares that could vest under these grants to Messrs. Kramer and Mehmel, subject to satisfaction of the stock price condition, are 360,000 and 120,000 shares, respectively.

(5)

On November 14, 2017 Messrs. Harris and Kaplan received awards of 28,986 and 26,570 shares, respectively, of performance-based restricted stock. On November 13, 2019, the Committee certified the achievement of the performance criteria with respect to these restricted stock awards; these awards will vest, subject to the executive’s continued employment, on November 30, 2020.

(6)

On November 13, 2018 Messrs. Harris and Kaplan received awards of 49,342 and 45,230 shares, respectively, of performance-based restricted stock. On November 13, 2019, the Committee certified the achievement of the performance criteria with respect to these restricted stock awards; these awards will vest, subject to the executive’s continued employment, on November 30, 2021.

(7)

On January 30, 2020 Messrs. Harris and Kaplan received awards of 27,211 and 24,943 shares, respectively, of performance-based restricted stock. On November 11, 2020, the Committee certified the achievement of the performance criteria with respect to these restricted stock awards; these awards will vest, subject to the executive’s continued employment, on November 30, 2022.

(8)	The value reflected is based upon the closing price per share of the common stock of $19.54 on September 30, 2020.

Option Exercises and Stock Vested in Fiscal 2020

The following table sets forth information with respect to the number of options and shares of restricted stock granted to the named executive officers in previous years that were exercised or vested during the fiscal year ended September 30, 2020, as well as the value of the stock on the exercise or vesting date.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ronald J. Kramer	388,360	8,505,084	(2)
Chairman and Chief Executive Officer
Robert F. Mehmel	145,635	3,189,407	(3)
President and Chief Operating Officer
Brian G. Harris	27,295	579,200	(4)
Senior Vice President and Chief Financial Officer
Seth L. Kaplan	27,295	579,200	(4)
Senior Vice President, General Counsel and Secretary

(1)	Value is based on the closing price of Griffon common stock on the date of vesting.

(2)	Represents the value of 388,360 shares of restricted stock granted on January 29, 2016, which shares vested on January 29, 2020.

(3)	Represents the value of 145,635 shares of restricted stock granted on January 29, 2016, which shares vested on January 29, 2020.

(4)	Represents the value of 27,295 shares of restricted stock granted on November 15, 2016, which shares vested on November 30, 2019.

Potential Payments Upon Termination or Change in Control

As described above under the section entitled “COMPENSATION DISCUSSION AND ANALYSIS—Employment Agreements,” we have entered into employment agreements with Ronald J. Kramer, our Chief Executive Officer, and Robert F. Mehmel, our President and Chief Operating Officer, and severance agreements with Brian G. Harris, our Senior Vice President and Chief Financial Officer, and Seth L. Kaplan, our Senior Vice President, General Counsel and Secretary. These agreements provide for certain post-employment severance benefits in the event of employment termination under certain circumstances.

The following tables provide estimates of the potential severance and other post-termination benefits that Mr. Kramer, Mr. Mehmel, Mr. Harris and Mr. Kaplan would be entitled to receive assuming their respective employment was terminated as of September 30, 2020 for the reason set forth in each of the columns. As discussed above under the section entitled “COMPENSATION DISCUSSION AND ANALYSIS—Tax Implications,” we do not provide any tax gross-ups in connection with the compensation arrangements, including any severance or change in control payments, for our named executive officers.

Ronald J. Kramer

Benefit	Termination Due to Death	Termination Due to Disability	Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—	$1,115,127	$2,230,254		$3,345,381
Bonus (2)	—	$7,759,939	$15,519,878		$23,279,817
Pro-Rata Bonus (3)	—	$1,672,691	—		—
Accelerated Restricted Stock Vesting (4)	$29,896,200	$29,896,200	$2,503,688	(5)	$29,896,200
Value of health benefits provided after termination (6)	—	$60,248	$60,248		$60,248
Modified 280G Cutback (7)	—	—	—		—

Totals	$29,896,200	$40,504,205	$20,314,068		$56,581,646

(1)

Upon termination due to disability, Mr. Kramer is entitled to an amount equal to his base salary, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case other than within 24 months after a Change in Control, Mr. Kramer is entitled to an amount equal to two times base salary, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case within 24 months after a Change in Control, Mr. Kramer is entitled to a lump sum payment equal to three times base salary.

(2)

Upon termination due to disability, Mr. Kramer is entitled to an amount equal to the highest bonus received by Mr. Kramer over the three year period prior to the assumed termination date of September 30, 2020, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case other than within 24 months after a Change in Control, Mr. Kramer is entitled to an amount equal to two times such highest bonus, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case within 24 months after a Change in Control, Mr. Kramer is entitled to a lump sum payment equal to three times such highest bonus. The highest bonus received by Mr. Kramer over the three years prior to September 30, 2020 was $7,759,939, with respect to fiscal 2018, which includes the one-time Plastics transaction bonus awarded to Mr. Kramer in May 2018 of $2,250,000.

(3)

Upon a termination due to disability, Mr. Kramer is entitled to receive a pro-rata bonus based on an assumed target bonus equal to 150% of his then current salary for the year in which such termination occurs. Because the assumed termination date occurs on the last day of the fiscal year, the bonus reflected above is 150% of his full salary for the fiscal year. Such amount would be paid in a lump sum. Mr. Kramer may also be entitled to a pro-rata bonus in the event of a resignation for Good Reason or termination by the Company without Cause prior to or after a Change in Control; however, such pro-rata bonus would only be payable to the extent that the applicable performance targets were attained and the Compensation Committee did not exercise its negative discretion to reduce such bonus. Accordingly, such bonus is not set forth in the table above. If Mr. Kramer’s bonus of $7,466,667 for fiscal year 2020 had been used in the calculation, the amount included above would be $7,466,667.

(4)

Upon a termination due to death or disability at any time, the restricted stock awards granted to Mr. Kramer on January 30, 2017, December 20, 2017, December 20, 2018 and January 30, 2020 will vest at target levels. The value provided above is calculated based on a value of $19.54 per share, the closing price of the Company’s common stock on September 30, 2020. The restricted stock awards granted to Mr. Kramer on January 30, 2017, December 20, 2017, December 20, 2018 and January 30, 2020 will also vest at target levels if Mr. Kramer’s employment is terminated within 24 months following a Change in Control by the Company without Cause or by Mr. Kramer for Good Reason.

(5)

No portion of Mr. Kramer’s January 30, 2017, December 20, 2017, December 20, 2018 or January 30, 2020 restricted stock awards will vest upon Mr. Kramer’s resignation for Good Reason or a termination by the Company without Cause, in each case prior to a Change in Control, unless certain minimum performance conditions have been satisfied (as described above under the section entitled “COMPENSATION DISCUSSION AND ANALYSIS—Elements of Executive Compensation—Equity-based Compensation”). With respect to Mr. Kramer’s December 20, 2018 restricted stock award, the performance conditions have been satisfied with respect to 288,000 shares, which would vest pro rata (based upon the portion of the performance period that has elapsed) upon Mr. Kramer’s resignation for Good Reason or a termination by the Company without Cause, in each case prior to a Change in Control. The pro rata portion of shares granted under Mr. Kramer’s December 20, 2018 restricted stock award for which the performance conditions were satisfied, assuming a termination date of September 30, 2020, is 128,131; the value of these shares is reflected in the table above and is based on $19.54 per share, the closing price of the Company’s common stock on September 30, 2020. With respect to Mr. Kramer’s January 30, 2017, December 20, 2017 and January 30, 2020 restricted stock awards, because the minimum performance conditions were not satisfied as of September 30, 2020, no amount is included in the table above for such awards.

(6)

The value of such benefits are determined based on the present value of the total estimated cost of providing health benefits to Mr. Kramer and his eligible dependents for 18 months after Mr. Kramer’s termination of employment due to disability, by the Company without Cause or by Mr. Kramer for Good Reason.

(7)

Mr. Kramer’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net after-tax amount (taking into account all applicable taxes payable by Mr. Kramer) that Mr. Kramer would receive with respect to such payments or benefits does not exceed the net after-tax amount Mr. Kramer would receive if the amounts of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Mr. Kramer without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2020, Mr. Kramer would receive a greater benefit by receiving such benefits and payments and paying the excise tax than by having such benefits and payments reduced. Accordingly, no cut-back would be imposed.

Robert F. Mehmel

Benefit	Termination Due to Death	Termination Due to Disability	Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—	$742,380	$1,484,760		$2,474,600
Bonus (2)	—	—	$3,119,596		$5,119,326
Pro-Rata Bonus (3)	$989,840	$989,740	—		$2,580,863
Accelerated Restricted Stock Vesting (4)	$10,258,500	$10,258,500	$834,563	(5)	$10,258,500
Value of health benefits provided after termination (6)	—	$32,405	$60,248		$84,171
Modified 280G Cutback (7)	—	—	—		(5,544,620)

Totals	$11,248,340	$12,023,125	$5,499,167		$15,052,840

(1)

Upon a termination due to disability, Mr. Mehmel is entitled to nine month’s salary continuation, payable in nine monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case other than within 24 months after a Change in Control, Mr. Mehmel is entitled to 18 month’s salary continuation, payable in 18 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case within 24 months after a Change in Control, Mr. Mehmel is entitled to a lump sum payment equal to two and a half times base salary.

(2)

Upon resignation for Good Reason or termination by the Company without Cause, in each case other than within 24 months after a Change in Control, Mr. Mehmel will receive a lump sum payment equal to one and a half times the average of the three bonuses Mr. Mehmel received in the three years prior to his assumed termination date. Upon resignation for Good Reason or termination by the Company without Cause, in each case within 24 months after a Change in Control, Mr. Mehmel is entitled to a lump sum payment equal to two and a half times the average of such three bonuses. The calculation of the payments in the “Bonus” row in the table above reflects the inclusion of (i) the one-time Plastics transaction bonus awarded to Mr. Mehmel in May 2018 of $1,125,000 (as part of Mr. Mehmel’s 2018 bonus), and (ii) a one-time performance bonus of $750,000 paid based on the performance of the ClosetMaid business during the period October 1, 2017 to September 30, 2019 (as part of Mr. Mehmel’s 2019 bonus, and as described in the Compensation Discussion and Analysis section of our 2019 proxy statement under the heading “ClosetMaid Bonus Program”).

(3)

Upon a termination due to death or disability, Mr. Mehmel is entitled to receive a pro-rata bonus based on an assumed target bonus of 100% of his then current salary for the year in which such termination occurs. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full target bonus for the fiscal year. Such amount would be paid in a lump sum. Upon a termination within 24 months after a Change in Control by

Mr. Mehmel for Good Reason or by the Company without Cause, Mr. Mehmel is entitled to receive a pro-rata bonus based on the higher of Mr. Mehmel’s target bonus for the year in which such termination occurs or the bonus earned for the preceding fiscal year. Because Mr. Mehmel’s bonus for the 2019 fiscal year exceeds his target bonus for the 2020 fiscal year, and because the assumed termination date occurs on the last date of the 2020 fiscal year, the bonus reflected above is the full amount of Mr. Mehmel’s bonus for the 2019 fiscal year (which includes the one-time ClosetMaid bonus awarded to Mr. Mehmel of $750,000). Such amount would be paid in a lump sum.

(4)

Upon a termination due to death or disability at any time, the restricted stock awards granted to Mr. Mehmel on January 30, 2017, December 20, 2017, December 20, 2018 and January 30, 2020 will vest at target levels. The value provided above is calculated based on a value of $19.54 per share, the closing price of the Company’s common stock on September 30, 2020. The restricted stock awards granted to Mr. Mehmel on January 30, 2017, December 20, 2017, December 20, 2018 and January 30, 2020 will also vest at target levels if Mr. Mehmel’s employment is terminated within 24 months following a Change in Control by the Company without Cause or by Mr. Mehmel for Good Reason.

(5)

No portion of Mr. Mehmel’s January 30, 2017, December 20, 2017, December 20, 2018 or January 30, 2020 restricted stock awards will vest upon Mr. Mehmel’s resignation for Good Reason or a termination by the Company without Cause, in each case other than within 24 months following a Change in Control, unless certain minimum performance conditions have been satisfied (as described above under the section entitled “COMPENSATION DISCUSSION AND ANALYSIS—Elements of Executive Compensation—Equity-based Compensation”). With respect to Mr. Mehmel’s December 20, 2018 restricted stock award, the performance conditions have been satisfied with respect to 96,000 shares, which would vest pro rata (based upon the portion of the performance period that has elapsed) upon Mr. Mehmel’s resignation for Good Reason or a termination by the Company without Cause, in each case prior to a Change in Control. The pro-rata portion of shares granted under Mr. Mehmel’s December 20, 2018 restricted stock award for which the performance conditions were satisfied, assuming a termination date of September 30, 2020, is 42,710; the value of these shares is reflected in the table above and is based on $19.54 per share, the closing price of the Company’s stock on September 30, 2020. With respect to Mr. Mehmel’s January 30, 2017, December 20, 2017 and January 30, 2020 restricted stock awards, because the minimum performance conditions were not satisfied as of September 30, 2020, no amount is included in the table above for such awards.

(6)

Mr. Mehmel and his eligible dependents will be provided health benefits (i) for nine months following his termination of employment due to disability; (ii) for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case other than within 24 months after a Change in Control; and (iii) until the earlier of December 31 of the second year following termination of employment and Mr. Mehmel’s commencing employment with another employer in the case of a resignation for Good Reason or termination by the Company without Cause, in each case within 24 months after a Change in Control. The amounts set forth above represent the present value of the estimated cost of providing such health benefits.

(7)

Mr. Mehmel’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net after-tax amount (taking into account all applicable taxes payable by Mr. Mehmel) that Mr. Mehmel would receive with respect to such payments or benefits does not exceed the net after-tax amount Mr. Mehmel would receive if the amounts of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Mr. Mehmel without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2020, Mr. Mehmel would receive a greater benefit by having such benefits and payments reduced than by receiving such benefits and payments and paying the excise tax. The amount included above (which reduces the total for the column) is the amount by which such payments and benefits must be reduced in order for Mr. Mehmel to avoid paying the excise tax.

Brian G. Harris

Benefit	Termination Due to Death	Termination Due to Disability	Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—	$227,982	$683,945		$1,139,908
Bonus	—	—	—	(2)	$1,790,288	(3)
Pro-Rata Bonus (4)	$227,982	$227,982	—		$982,345
Accelerated Restricted Stock Vesting (5)	—	—	—		$2,062,232
Value of health benefits provided after termination (6)	—	$22,144	$60,248		$84,171
Modified 280G Cutback (7)	—	—	—		$(24,614)

Totals	$227,982	$478,107	$744,193		$6,034,330

(1)

Upon a termination due to disability, Mr. Harris is entitled to six month’s salary continuation, payable in six monthly installments. Mr. Harris is entitled to continuation of base salary for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case other than within 24 months after a Change in Control. The base salary component of severance will be paid in 18 equal monthly installments. Mr. Harris is entitled to a lump sum payment equal to two and a half times base salary upon his resignation for Good Reason or termination by the Company without Cause, in each case within 24 months after a Change in Control.

(2)

Upon resignation for Good Reason or termination by the Company without Cause, in each case other than within 24 months after a Change in Control of the Company, Mr. Harris will receive a lump sum payment equal to the bonus he would otherwise have been paid for the year of such termination. The amount of the bonus, if any, Mr. Harris would receive in the year of such termination is subject to the discretion of the Compensation Committee. Accordingly, no amount is included above. If Mr. Harris’ bonus of $746,667 for fiscal year 2020 had been used in the calculation, the amount included above would be $746,667.

(3)

Upon resignation for Good Reason or termination by the Company without Cause, in each case within 24 months following a Change in Control, Mr. Harris is entitled to a lump sum payment equal to two and a half times the average annual bonuses paid to him in the three-year period immediately prior to such termination. The calculation of the payments in the “Bonus” row in the table above reflects the inclusion of (i) the one-time Plastics transaction bonus awarded to Mr. Harris in May 2018 of $350,000 (as part of Mr. Harris’ 2018 bonus), and (ii) a one-time performance bonus of $250,000 paid based on the performance of the ClosetMaid business during the period October 1, 2017 to September 30, 2019 (as part of Mr. Harris’ 2019 bonus, and as described in the Compensation Discussion and Analysis section of our 2019 proxy statement under the heading “ClosetMaid Bonus Program”).

(4)

Upon termination due to death or disability, Mr. Harris is entitled to receive a pro-rata bonus based on an assumed target bonus of 50% of his then current salary for the year in which such termination occurs. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full target bonus for the fiscal year. Such amount would be paid in a lump sum. Upon resignation for Good Reason or termination by the Company without Cause, in each case within 24 months after a Change in Control, Mr. Harris is entitled to receive a pro-rata bonus based on the greater of Mr. Harris’ target bonus for the year in which such termination occurs or the bonus earned for the preceding fiscal year. Because Mr. Harris’ bonus for the 2019 fiscal year exceeds his target bonus for the 2020 fiscal year, and because the assumed termination date occurs on the last date of the 2020 fiscal year, the bonus reflected above is the full amount of Mr. Harris’ bonus for the 2019 fiscal year (which includes the one-time ClosetMaid bonus awarded to Mr. Harris of $250,000). Such amount would be paid in a lump sum.

(5)

Upon a termination due to death or disability, a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control, all of Mr. Harris’ unvested restricted stock awards will vest in full. The value provided above is calculated based on a value of $19.54 per share, the closing price of the Company’s common stock on September 30, 2020.

(6)

Mr. Harris and his eligible dependents will be provided health benefits (i) for six months following his termination of employment due to disability; (ii) for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case other than within 24 months after a Change in Control; and (iii) until December 31 of the second calendar year following termination of employment in the case of a resignation for Good Reason or termination by the Company without Cause, in each case within 24 months after a Change in Control. The amounts set forth above represent the present value of the estimated cost of providing such health benefits.

(7)

Mr. Harris’ benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net-after tax amount (taking into account all applicable taxes payable by Mr. Harris) that Mr. Harris would receive with respect to such payments or benefits does not exceed the net after-tax amount Mr. Harris would receive if the amounts of such payments and benefits were reduced to the maximum amount which could otherwise be paid to Harris without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2020, Mr. Harris would receive a greater benefit by having such benefits and payments reduced than by receiving such benefits and payments and paying the excise tax. The amount included above (which reduces the total for the column) is the amount by which such payments and benefits must be reduced in order for Mr. Harris to avoid paying the excise tax.

Seth L. Kaplan

Benefit	Termination Due to Death	Termination Due to Disability	Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—	$211,794	$635,382		$1,058,970
Bonus	—	—	—	(2)	$1,661,121	(3)
Pro-Rata Bonus (4)	$211,794	$211,794	—		$932,345
Accelerated Restricted Stock Vesting (5)	—	—	—		$1,890,358
Value of health benefits provided after termination (6)	—	$22,144	$60,248		$84,171
Modified 280G Cutback (7)	—	—	—		—

Totals	$211,794	$445,732	$695,630		$5,626,965

(1)

Upon a termination due to disability, Mr. Kaplan is entitled to six month’s salary continuation, payable in six monthly installments. Mr. Kaplan is entitled to continuation of base salary for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case other than within 24 months after a Change in Control. The base salary component of severance will be paid in 18 equal monthly installments. Mr. Kaplan is entitled to a lump sum payment equal to two and a half times base salary upon his resignation for Good Reason or termination by the Company without Cause, in each case within 24 months after a Change in Control.

(2)

Upon resignation for Good Reason or termination by the Company without Cause, in each case other than within 24 months after a Change in Control of the Company, Mr. Kaplan will receive a lump sum payment equal to the bonus he would otherwise have been paid for the year of such termination. The amount of the bonus, if any, Mr. Kaplan would receive in the year of such termination is subject to the discretion of the Compensation Committee. Accordingly, no amount is included above. If Mr. Kaplan’s bonus of $746,667 for fiscal year 2020 had been used in the calculation, the amount included above would be $746,667.

(3)

Upon resignation for Good Reason or termination by the Company without Cause, in each case within 24 months following a Change in Control, Mr. Kaplan is entitled to a lump sum payment equal to two and a half times the average annual bonuses paid to him in the three-year period immediately prior to such termination. The calculation of the payments in the “Bonus” row in the table above reflects the inclusion of (i) the one-time Plastics transaction bonus awarded to Mr. Kaplan in May 2018 of $300,000 (as part of Mr. Kaplan’s 2018 bonus), and (ii) a one-time performance bonus of $200,000 paid based on the performance of the ClosetMaid business during the period October 1, 2017 to September 30, 2019 (as part of Mr. Kaplan’s 2019 bonus, and as described in the Compensation Discussion and Analysis section of our 2019 proxy statement under the heading “ClosetMaid Bonus Program”).

(4)

Upon termination due to death or disability, Mr. Kaplan is entitled to receive a pro-rata bonus based on an assumed target bonus of 50% of his then current salary for the year in which such termination occurs. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full target bonus for the fiscal year. Such amount would be paid in a lump sum. Upon resignation for Good Reason or termination by the Company without Cause, in each case within 24 months after a Change in Control, Mr. Kaplan is entitled to receive a pro-rata bonus based on the greater of Mr. Kaplan’s target bonus for the year in which such termination occurs or the bonus earned for the preceding fiscal year. Because Mr. Kaplan’s bonus for the 2019 fiscal year exceeds his target bonus for the 2020 fiscal year, and because the assumed termination date occurs on the last date of the 2020 fiscal year, the bonus reflected above is the full amount of Mr. Kaplan’s bonus for the 2019 fiscal year (which includes the one-time ClosetMaid bonus awarded to Mr. Kaplan of $200,000). Such amount would be paid in a lump sum.

(5)

Upon a termination due to death or disability, a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control, all of Mr. Kaplan’s unvested restricted stock awards will vest in full. The value provided above is calculated based on a value of $19.54 per share, the closing price of the Company’s common stock on September 30, 2020.

(6)

Mr. Kaplan and his eligible dependents will be provided health benefits (i) for six months following his termination of employment due to disability; (ii) for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case other than within 24 months after a Change in Control; and (iii) until December 31 of the second calendar year following termination of employment in the case of a resignation for Good Reason or termination by the Company without Cause, in each case within 24 months after a Change in Control. The amounts set forth above represent the present value of the total estimated cost of providing such health benefits.

(7)

Mr. Kaplan’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net-after tax amount (taking into account all applicable taxes payable by Mr. Kaplan) that Mr. Kaplan would receive with respect to such payments or benefits does not exceed the net after-tax amount Mr. Kaplan would receive if the amounts of such payments and benefits were reduced to the maximum amount which could otherwise be paid to Kaplan without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2020, Mr. Kaplan’s benefits and payments would not be subject to an excise tax under Section 4999 of the Code. Accordingly, no cut-back would be imposed

CEO Pay Ratio

Applicable SEC rules require the disclosure of our median employee’s pay and the ratio of our CEO’s pay to the median employee’s pay. Mr. Kramer’s pay for fiscal 2020, as indicated in our 2020 Summary Compensation Table, was $16,132,804, and the fiscal 2020 pay of our median employee, determined in the manner set forth below, was $48,537. The ratio of Mr. Kramer’s pay to our median employee’s pay as determined under applicable SEC rules is therefore 332:1.

In selecting the median employee, we used our global employment roster, other than our CEO, as of June 30, 2018 (pursuant to SEC rules, once we identify our median employee, we can generally use that median employee for three years). We used annual taxable earnings for calendar year 2017 as our compensation definition, which we gathered from payroll records. For any foreign country in which the latest period for which annual taxable earnings was calculated was not calendar year 2017, we used the most recent annual period. We did not utilize cost-of-living adjustments. We annualized pay for permanent employees who commenced work during 2017. We did not exclude any employees in a foreign country. Our total number of employees as of the determination date was 7,222, with U.S. employees totaling 5,581 and employees in a foreign country totaling 1,641. Approximately one-third of these employees are salaried and approximately two-thirds of these employees, including the person who was determined to be the median employee, are paid on an hourly basis. The particular employee who we originally identified as the median employee left our employ during 2019 so, in accordance with SEC rules, we selected another employee on the June 30, 2018 global employment roster whose compensation was substantially similar to the original median employee.

Directors’ Compensation

In January 2020, following consultation with our independent compensation consultant, we adopted a revised director compensation program with the goal of compensating our directors in line with market practice.

Directors who are not our employees receive a base annual retainer fee of $65,000 and a fee of $1,500 for each Board of Directors meeting attended. Audit Committee members receive $2,500 for each committee meeting attended and members of each other committee receive $1,500 for each committee meeting attended. Our lead independent director receives an additional fee of $25,000 per annum. The chair of each of our audit, compensation, finance, and nominating and corporate governance committees receives an additional fee per annum of $20,000, $15,000, $10,000 and $10,000, respectively. All of these fees are paid to our non-employee directors in cash. Directors who are employees are not eligible to receive director fees.

Upon initial election to the Board and at the time of the annual meeting of stockholders each year, each non-employee director receives a grant of restricted shares of our common stock with a value of $90,000, which shares vest over a period of three years in equal annual installments.

Our stock ownership guidelines, which are described above, apply to our directors in the same manner as they apply to our executive officers. Each director is expected to acquire, within three years of joining the Board, shares of Griffon’s common stock equal in value to three times the base annual retainer fee. Under these guidelines, each of our directors either holds shares with a value greater than the applicable target dollar value, or we believe will own such amount of shares within the specified three year period.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2020.

Fiscal 2020 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Total (5)($)
Henry A. Alpert	102,500	90,008	192,508
Thomas J. Brosig	105,000	90,008	195,008
Jerome L. Coben (1)	35,500	90,001	125,501
Louis J. Grabowsky	107,500	90,008	197,508
Rear Admiral Robert G. Harrison	84,500	90,008	174,508
Lacy M. Johnson (2)	89,459	180,018	269,477
General Donald J. Kutyna (3)	—	—	—
General Victor E. Renuart	75,500	90,008	165,508
James W. Sight	75,500	90,008	165,508
Samanta Hegedus Stewart	80,000	90,008	170,008
Kevin F. Sullivan	125,500	90,008	215,508
Cheryl L. Turnbull	87,000	90,008	177,008
William H. Waldorf	85,000	90,008	175,008

(1)	Mr. Coben was elected to the Board on July 29, 2020.

(2)	Mr. Johnson was elected to the Board on November 12, 2019.

(3)	General Kutyna retired from the Board on November 12, 2019 and received no compensation during the 2020 fiscal year.

(4)

Represents the aggregate grant date fair value of shares of restricted stock granted to the director during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The amounts in this column do not correspond to the actual value that will be realized by the director. For information regarding the assumptions made in calculating these amounts, see Note 14, “Stockholders’ Equity and Equity Compensation,” to the consolidated financial statements, and the discussion under the heading “ACCOUNTING POLICIES AND PRONOUNCEMENTS—Stock-Based Compensation” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended September 30, 2020.

As of September 30, 2020, each of Messrs. Alpert, Brosig, Grabowsky, Harrison, Renuart, Sullivan and Waldorf held 9,351 shares of restricted stock outstanding. Mr. Coben, Mr. Johnson, Mr. Sight, Ms. Stewart and Ms. Turnbull held 4,296, 8,228, 7,753, 9,500 and 9,363 shares, respectively, of restricted stock outstanding as of such date. General Kutyna held no outstanding shares of restricted stock as of such date.

(5)

Each of our non-employee directors participates in group life and accidental death and dismemberment policies maintained by us. We pay the group premiums; the total allocated cost for each such individual is less than $1,000 per year (and is not reflected in this chart).

PROPOSAL 2—ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with applicable SEC rules.

Our compensation programs are designed to enable us to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase stockholder value. It is our policy to provide incentives to senior management to achieve both short-term and long-term objectives, to reward exceptional performance and contributions to the development of our businesses and to motivate our senior executives to balance risk and reward in the management of our businesses. Please see the section “Compensation Discussion and Analysis” and the related compensation tables above for additional details about our executive compensation programs, including information about the fiscal year 2020 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We currently conduct an advisory vote on the compensation of our named executives annually and the next such stockholder advisory vote after our 2021 Annual Meeting will take place at our 2022 Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider the results of the vote in future compensation deliberations.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE RESOLUTION APPROVING THE COMPENSATION OF OUR EXECUTIVE
OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

AUDIT COMMITTEE REPORT

As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended September 30, 2020.

The Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended September 30, 2020 for filing with the Securities and Exchange Commission.

The Audit Committee has also reviewed and discussed the fees paid to Grant Thornton LLP during the last fiscal year for audit and non-audit services, which are set forth below under “Fees of Independent Registered Public Accounting Firm” and has considered whether the provision of the non-audit services is compatible with maintaining Grant Thornton LLP’s independence and concluded that it is.

The Audit Committee Louis J. Grabowsky (Chairman) Thomas J. Brosig Kevin F. Sullivan William H. Waldorf

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021. The Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm. Although the Company is not required to submit this matter to its stockholders for approval, the Board of Directors believes that its stockholders should have the opportunity to express their view regarding the appointment of the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote but will consider these voting results when selecting the Company’s independent auditor for fiscal year 2021.

Grant Thornton LLP has audited our financial statements annually since 2006. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

FEES OF INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees billed by Grant Thornton LLP for services rendered in respect of fiscal 2019 and fiscal 2020 are set forth below:

Type of Fee	Fiscal 2020	Fiscal 2019
Audit Fees	$3,456,377	$3,531,455
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Our Audit Committee has determined that the services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP as our independent registered public accounting firm.

Pre-Approval Policy

Our Audit Committee has adopted a statement of principles with respect to the pre-approval of services provided by the independent registered public accounting firm. In accordance with the statement of principles, the Audit Committee determined that all non-prohibited services to be provided by the independent registered public accounting firm are to be approved in advance pursuant to a proposal from such independent registered public accounting firm and a request by management for approval.

Vote Required

The ratification of the appointment of Grant Thornton LLP requires the vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE
RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $50,000 in which we or any of our directors, executive officers, stockholders owning greater than 5% of any class of our securities, or any of their immediate family members, participates or otherwise has a certain level of affiliation or interest. The policy also sets forth certain processes and procedures for the Company to monitor and identify related party transactions. The Audit Committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Executive Officer is responsible for evaluating and authorizing any transaction with a value between $50,000 and $120,000, unless the Chief Executive Officer is a related person with respect to the transaction under review, in which case the Audit Committee shall be responsible for such evaluation and possible authorization.

The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the Audit Committee or the Chief Executive Officer under this policy include the following:

•	the terms of the transaction, and whether the terms are no less favorable to us than would be obtained in the transaction were entered into with a party other than a related person

•	the price or other consideration involved

•	the benefits to us

•	the availability of other sources for the product or service that is the subject of the transaction

•	the timing of the transaction

•	the potential impact of the transaction on a director’s independence

•	any other factors deemed relevant

FINANCIAL STATEMENTS

A copy of our Annual Report to Stockholders, including financial statements, for the fiscal year ended September 30, 2020 has been made available to all stockholders as of the Record Date. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

MISCELLANEOUS INFORMATION

Matters to be Considered at the Meeting

The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Cost of Solicitation

The cost of soliciting proxies in the accompanying form, which we estimate to be $50,000, will be paid by us. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or other means. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to submit their proxies without delay.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of Griffon stock, your broker, bank or other nominee may deliver only one copy of the Notice of Internet Availability of Proxy Materials (and this Proxy Statement and our 2020 Annual Report, if you have elected to receive paper copies) to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials (and of this Proxy Statement and our 2020 Annual Report, if applicable) to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request in writing to American Stock Transfer and Trust Company, Proxy Fulfillment Services, 6201 15th Avenue, Brooklyn, NY 11219, or by calling (888) 776-9962. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Deadline for Submission of Stockholder Proposals for the 2022 Annual Meeting

Proposals of stockholders intended to be presented at the 2022 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than August 17, 2021 to be included in the proxy statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to the Secretary of the Company at our principal offices not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Pursuant to our by-laws, if notice of any stockholder proposal is received prior to September 30, 2021 or after October 30, 2021, the notice will be considered untimely and we will not be required to present such proposal at the 2022 Annual Meeting. If the Board of Directors chooses to present a proposal submitted prior to September 30, 2021 or after October 30, 2021 at the 2022 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2022 Annual Meeting may exercise discretionary voting power with respect to such proposal.

We will provide without charge to any stockholder as of the record date copies of our Annual Report on Form 10-K, Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters of any committee of the Board of Directors upon written request delivered to Seth L. Kaplan, Secretary, at our offices at 712 Fifth Avenue, 18th Floor, New York, New York 10019. These materials may also be found on our website at www.griffon.com.

By Order of the Board of Directors

SETH L. KAPLAN
Senior Vice President, General Counsel and Secretary

Dated: December 16, 2020
New York, New York

0

GRIFFON CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
January 28, 2021

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints RONALD J. KRAMER and SETH L. KAPLAN, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in GRIFFON CORPORATION, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on January 28, 2021 and any postponements or adjournments thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, OR ANY OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side.)

1.1	14475

ANNUAL MEETING OF SHAREHOLDERS OF

GRIFFON CORPORATION

January 28, 2021

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K
are available at http://www.astproxyportal.com/ast/03170

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

20503003000000000000	4	012821
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the election of directors.

1. ELECTION OF THE FOLLOWING NOMINEES:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Henry A. Alpert ¡ Jerome L. Coben ¡ Ronald J. Kramer ¡ General Victor Eugene Renuart ¡ Kevin F. Sullivan

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

The Board of Directors recommends a vote FOR the advisory resolution on the compensation of our executive officers as disclosed in the Proxy Statement.
		FOR	AGAINST	ABSTAIN
2.	Approval of the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote FOR ratification of Grant Thornton LLP.

		FOR	AGAINST	ABSTAIN
3.	Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2021.	☐	☐	☐

4.	Upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

GRIFFON CORPORATION

January 28, 2021

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K
are available at http://www.astproxyportal.com/ast/03170

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20503000000000000000	4	012821

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the election of directors.

1. ELECTION OF THE FOLLOWING NOMINEES:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Henry A. Alpert ¡ Jerome L. Coben ¡ Ronald J. Kramer ¡ General Victor Eugene Renuart ¡ Kevin F. Sullivan

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

The Board of Directors recommends a vote FOR the advisory resolution on the compensation of our executive officers as disclosed in the Proxy Statement.
		FOR	AGAINST	ABSTAIN
2.	Approval of the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote FOR ratification of Grant Thornton LLP.

		FOR	AGAINST	ABSTAIN
3.	Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2021.	☐	☐	☐

4.	Upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting of

GRIFFON CORPORATION

To Be Held On:

January 28, 2021

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The proxy statement and annual report to security holders are available at: http://www.astproxyportal.com/ast/03170.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before January 14, 2021.

Please visit http://www.astproxyportal.com/ast/03170, where the following materials are available for view:

• Notice of Annual Meeting of Stockholders
• Proxy Statement
• Form of Electronic Proxy Card
• Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) and 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com
WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE:	ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting. The Annual Meeting will be held at the offices of Dechert LLP, 1095 Avenue of Americas, New York, NY 10036, on Thursday, January 28, 2021 at 10:00 a.m. You may obtain directions to the meeting by accessing the following website: http://www.dechert.com/new_york/.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

The Board of Directors recommends a vote FOR the election of directors.		The Board of Directors recommends a vote FOR the advisory resolution on the compensation of our executive officers as disclosed in the Proxy Statement.
1. ELECTION OF THE FOLLOWING NOMINEES:		2.	Approval of the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.
NOMINEES:	Henry A. Alpert Jerome L. Coben Ronald J. Kramer General Victor Eugene Renuart Kevin F. Sullivan	The Board of Directors recommends a vote FOR ratification of Grant Thornton LLP.
		3.	Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2021.
		4.	Upon such other business as may properly come before the meeting or any adjournment thereof.

Please note that you cannot use this notice to vote by mail.